UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Applied Materials, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Michael R. Splinter PRESIDENT CHIEF EXECUTIVE OFFICER

January    , 2009

Dear Applied Materials Stockholder:

We cordially invite you to attend Applied Materials’ 2009 Annual Meeting of Stockholders, which will be held at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054 on Tuesday, March 10, 2009 at 11:00 a.m. Pacific Time. A live webcast of the Annual Meeting will be available on our website at www.appliedmaterials.com.

At this year’s Annual Meeting, stockholders will be asked to: elect eleven directors; approve amendments to the Company’s Certificate of Incorporation to eliminate supermajority voting provisions; and ratify the appointment of KPMG LLP as Applied Materials’ independent registered public accounting firm for the current fiscal year. Additional information about the Annual Meeting is given in the attached Notice of 2009 Annual Meeting of Stockholders and Proxy Statement.

Having reached the customary board retirement age of 70, James C. Morgan will not be standing for re-election after more than 31 years as a director, including over 20 years as Chairman of the Board. Effective at the Annual Meeting, Mr. Morgan will step down as Chairman of the Board and will become Chairman Emeritus.

Mr. Morgan joined Applied Materials in 1976 and served as Chief Executive Officer from 1977 to 2003, one of the longest tenures of any Fortune 500 CEO. With his pioneering vision and pragmatic leadership, Mr. Morgan grew Applied Materials from a modest Silicon Valley semiconductor business into the world’s leading nanomanufacturing technology company.

Mr. Morgan created and fostered an environment that values employees, technological innovation, global capability and community involvement. His accomplishments, dedication and leadership have been widely recognized within the global business community. He has received numerous awards from governments, businesses, and educational and community organizations for contributions that have had a long-standing effect on technology, business and society. Mr. Morgan is a recipient of the 1996 National Medal of Technology, awarded by the President of the United States to technological innovators who have made lasting contributions to America’s competitiveness and standard of living. In his honor, The Tech Museum of Innovation annually awards the James C. Morgan Global Humanitarian Award to an extraordinary individual whose broad vision and leadership help to address some of humanity’s greatest challenges. This award reflects Mr. Morgan’s belief that technology can help individuals reach their full potential and translate their dreams into real solutions for a better world.

It is with deep admiration that we express our sincere gratitude to Mr. Morgan for his commitment and efforts on behalf of Applied Materials and its employees, customers, stockholders and other stakeholders, as well as local communities. We are pleased that Mr. Morgan, as Chairman Emeritus, will continue to contribute to the success and growth of Applied Materials.

Ms. Deborah A. Coleman also will not be standing for re-election as a director. Ms. Coleman has been a valued member of the Board throughout her nearly 12 years of service, and we extend our sincere thanks and appreciation to her for her contributions to Applied Materials.

In accordance with rules adopted by the Securities and Exchange Commission, we are pleased to furnish these proxy materials to stockholders for the first time primarily over the Internet rather than in paper form. We believe these rules allow us to provide our stockholders with expedited and convenient access to the information they need, while helping to conserve natural resources and lowering the costs of printing and delivering proxy materials.

Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. Voting your proxy will ensure your representation at the Annual Meeting. We urge you to carefully review the proxy materials and to vote FOR the director nominees, FOR the amendments to the Company’s Certificate of Incorporation, and FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

We hope to see you at the March 10, 2009 Annual Meeting.

Sincerely,

Michael R. Splinter

3050 Bowers Avenue Santa Clara, California 95054 Phone: (408) 727-5555 Fax: (408) 748-9943	Mailing Address: Applied Materials, Inc. 3050 Bowers Avenue P.O. Box 58039 Santa Clara, California 95052-8039

2

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, March 10, 2009

at 11:00 a.m. Pacific Time

The 2009 Annual Meeting of Stockholders of Applied Materials, Inc. will be held on Tuesday, March 10, 2009 at 11:00 a.m. Pacific Time at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054 to conduct the following items of business:

1.	To elect eleven directors to serve for a one-year term and until their successors have been elected and qualified.

2.	To approve amendments to the Company’s Certificate of Incorporation that eliminate supermajority voting provisions contained in the Certificate.

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

4.	To transact any other business that may properly come before the Meeting or any postponement or adjournment of the Meeting.

Stockholders who owned shares of Applied Materials common stock at the close of business on January 12, 2009 are entitled to receive notice of, attend and vote at the Meeting. A complete list of these stockholders will be available at 3050 Bowers Avenue, Santa Clara, California 95054 during regular business hours for the ten days prior to the Meeting. A stockholder may examine the list for any legally valid purpose related to the Meeting.

Your vote is important. Whether or not you plan to attend the Meeting, please vote as soon as possible. If you received notice of how to access the proxy materials over the Internet, a proxy card was not sent to you and you may vote only by telephone or online. If you received a proxy card and other proxy materials by mail, you may vote by mailing a completed proxy card, by telephone or online. For specific voting instructions, please refer to the information provided in the following Proxy Statement, together with your proxy card or the voting instructions you receive by e-mail or that are provided via the Internet.

By Order of the Board of Directors

Joseph J. Sweeney Secretary

Santa Clara, California

January     , 2009

PROXY STATEMENT

PROXY STATEMENT

GENERAL INFORMATION

Your proxy is being solicited on behalf of the Board of Directors of Applied Materials, Inc., a Delaware corporation. This proxy is for use at Applied Materials’ 2009 Annual Meeting of Stockholders to be held at 11:00 a.m. Pacific Time on Tuesday, March 10, 2009, at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054.

This Proxy Statement contains important information regarding Applied Materials’ 2009 Annual Meeting of Stockholders, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

A number of abbreviations are used in this Proxy Statement. Applied Materials, Inc. is referred to as “Applied,” “Applied Materials” or “the Company.” The term “proxy materials” includes this Proxy Statement, the enclosed proxy card or the voting instructions you receive by e-mail, or that are being provided via the Internet and Applied’s Annual Report to Stockholders and Form 10-K for fiscal year 2008. References to “fiscal 2009” or “current fiscal year” mean Applied’s 2009 fiscal year that began on October 27, 2008 and will end on October 25, 2009. References to “fiscal 2008” mean Applied’s 2008 fiscal year that began on October 29, 2007 and ended on October 26, 2008. References to “fiscal 2007” mean Applied’s 2007 fiscal year that began on October 30, 2006 and ended on October 28, 2007. References to “fiscal 2006” mean Applied’s 2006 fiscal year that began on October 31, 2005 and ended on October 29, 2006. Applied’s 2009 Annual Meeting of Stockholders is referred to as the “Meeting.” Applied’s Board of Directors is referred to as the “Board.” The mailing address of Applied’s principal executive offices is 3050 Bowers Avenue, P.O. Box 58039, Santa Clara, California 95052-8039.

These proxy materials are being provided on or about January     , 2009 to all stockholders of Applied as of the record date, January 12, 2009. Stockholders who owned Applied common stock at the close of business on January 12, 2009 are entitled to receive notice of, attend and vote at the Meeting. On the record date, there were              shares of Applied common stock outstanding.

Webcast of the Annual Meeting

The Meeting will be webcast. You may visit our website at www.appliedmaterials.com at 11:00 a.m. Pacific Time on Tuesday, March 10, 2009 to view a live webcast of the Meeting. A replay of the webcast will be available on our website through March 24, 2009.

Voting Procedures

As a stockholder of Applied, you have a right to vote on certain business matters affecting Applied. The proposals that will be presented at the Meeting and upon which you are being asked to vote are discussed below under the “Proposals” section. Each share of Applied common stock you owned as of the record date entitles you to one vote on each proposal presented at the Meeting.

Methods of Voting

You may vote by mail, by telephone, over the Internet, or in person at the Meeting.

Voting by Mail.    By signing the proxy card and returning it in the prepaid and addressed envelope enclosed with proxy materials delivered by mail, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Meeting so that your shares will be voted if you are unable to attend the Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone.    To vote by telephone, please follow either the instructions included on your proxy card or the voting instructions you receive by e-mail or that are being provided via the Internet. If you vote by telephone, you do not need to complete and mail a proxy card.

Voting over the Internet.    To vote over the Internet, please follow either the instructions included on your proxy card or the voting instructions you receive by e-mail or that are being provided via the Internet. If you vote over the Internet, you do not need to complete and mail a proxy card.

Voting in Person at the Meeting.    If you attend the Meeting and plan to vote in person, we will provide you with a ballot at the Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Meeting, you will need to bring to the Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

Applied Plan Participants.    If you are a participant in Applied’s Employee Savings and Retirement Plan (the “401(k) Plan”), your proxy represents all shares you own through the 401(k) Plan, assuming that your shares are registered in the same name. Your proxy will serve as a voting instruction for the trustee of the 401(k) Plan. If you own shares through the 401(k) Plan and you do not vote, the 401(k) Plan trustee will vote those shares in the same proportion as other 401(k) Plan participants vote their 401(k) Plan shares.

If you own shares purchased through the Applied Employees’ Stock Purchase Plan that are still held by this plan’s recordkeeper and you do not vote these shares, the shares will be voted in accordance with standard brokerage industry practices, as described below under the section entitled “Abstentions and Broker Non-Votes.”

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Meeting. To do this, you must:

•	enter a new vote by telephone, over the Internet, or by signing and returning another proxy card at a later date;

•

provide written notice of the revocation to Applied’s Secretary at: Applied Materials, Inc., Attention: Joseph J. Sweeney, Corporate Secretary, 2881 Scott Boulevard, P.O. Box 58039, M/S 2064, Santa Clara, California 95052-8039; or

•	attend the Meeting and vote in person.

Votes Required for the Proposals

The votes required to approve the proposals to be considered at the Meeting, and the methods for calculating the votes, are as follows:

Item 1—Election of Directors.    The eleven nominees for the Board receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote “for” the nominees for election as directors, or you may “withhold” your vote with respect to one or more nominees. Each share of Applied common stock you own entitles you to one vote. There is no cumulative voting with respect to the election of directors. For purposes of determining whether a quorum exists for the Meeting, if you return a proxy card or vote by telephone or over the Internet and withhold your vote from the election of all directors, your shares will be counted as present.

Applied has adopted a majority voting policy for the election of directors. This policy states that in the event that a nominee for director in an uncontested election receives more “withhold” votes for his or her election than “for” votes, the director must submit a resignation to the Board. The Board must take action on the resignation following a recommendation by the Corporate Governance and Nominating Committee. The policy is discussed further under the section entitled “Corporate Governance—Majority Voting Policy.”

Item 2—Approval of Amendments to the Certificate of Incorporation to Eliminate Supermajority Voting Provisions.    Approval of amendments to the Certificate of Incorporation requires the affirmative vote of 66.67% of the shares outstanding and entitled to vote on the proposal.

You may vote “for,” “against,” or “abstain” from the proposal to approve amendments to the Certificate of Incorporation.

Item 3—Ratification of the Appointment of Independent Registered Public Accounting Firm.    Ratification of the appointment of KPMG LLP for the current fiscal year requires the affirmative vote of a majority of the shares present at the Meeting, in person or by proxy, and entitled to vote on the proposal at the Meeting. Our 2009 fiscal year began on October 27, 2008 and will end on October 25, 2009.

You may vote “for,” “against,” or “abstain” from the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

Quorum Requirement

A “quorum” is a majority of the outstanding shares entitled to vote as of the record date, January 12, 2009. A quorum must be present in order to hold the Meeting and to conduct business. Your shares are counted as being present if you vote in person at the Meeting, by telephone, over the Internet, or by submitting a properly executed proxy card. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum.

Abstentions and Broker Non-Votes

If you do not provide specific voting instructions, your shares will be voted on the proposals as follows:

•	“for” the eleven named nominees for directors;

•	“for” the amendments to the Certificate of Incorporation; and

•	“for” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

If other matters properly come before the Meeting and you do not provide specific voting instructions, your shares will be voted in the discretion of the proxies.

If you vote to “abstain” on the proposal to approve amendments to the Certificate of Incorporation and/or the proposal to ratify the appointment of KPMG LLP as Applied’s independent registered public accounting firm for the current fiscal year, your shares will be counted as present for the purpose of determining a quorum. A vote to “abstain” on either of these proposals will have the same effect as a vote against the proposals.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The election of directors and the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year should be considered routine matters. To the extent your brokerage firm votes your shares on your behalf on either or both of these two proposals, your shares also will be counted as present for the purpose of determining a quorum.

The proposal to approve amendments to the Certificate of Incorporation is not considered a routine matter. Consequently, without your voting instructions, your brokerage firm cannot vote your shares on this proposal. These unvoted shares, called “broker non-votes,” refer to shares held by brokers who have not received voting instructions from their clients and who do not have discretionary authority to vote on non-routine matters.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.

Voting Results

Votes will be tabulated by a representative of Broadridge Financial Solutions, Inc. (formerly ADP Investor Communications Services), the independent inspector of elections appointed for the Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Voting results will be announced at the Meeting and will be posted shortly after the Meeting on our website at www.appliedmaterials.com and remain available there through March 24, 2009. Voting results will also be published in Applied’s Quarterly Report on Form 10-Q for the second fiscal quarter of 2009, which will be filed with the Securities and Exchange Commission (the “SEC”). After the report is filed, you may obtain a copy by:

•	visiting our website at www.appliedmaterials.com;

•	contacting our Investor Relations department, toll-free, at 1-800-882-0373; or

•	viewing our Form 10-Q for the second fiscal quarter of 2009 on the SEC’s website at www.sec.gov.

Electronic Availability of Proxy Materials for 2009 Annual Meeting

Under rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about January     , 2009, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs you on how to access your proxy card to vote over the Internet or by telephone.

This new process is designed to expedite stockholders’ receipt of proxy materials, help conserve natural resources and lower the cost of the Meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Householding of Proxy Materials

In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials, and would like to request a separate paper copy of these materials, please: (1) go to www.proxyvote.com and follow the instructions provided; (2) send an e-mail message to investor_relations@amat.com with “Request for Proxy Materials” in the subject line and provide your name, address and the control number that appears in the box on the Stockholders Meeting Notice; or (3) call our Investor Relations department, toll-free, at 1-800-882-0373.

Proxy Solicitation Costs

Applied will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. We have hired Innisfree M&A Incorporated to assist in the distribution and solicitation of proxies. Such solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. In addition to the estimated proxy solicitation cost of $20,000 plus reasonable out-of-pocket expenses for this service, we will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to stockholders.

PROPOSALS

The following proposals will be considered at the Meeting:

Item 1—Election of Directors

The first proposal is to elect eleven directors. The nominees for directors are Michael R. Splinter, Aart J. de Geus, Stephen R. Forrest, Philip V. Gerdine, Thomas J. Iannotti, Alexander A. Karsner, Charles Y.S. Liu, Gerhard H. Parker, Dennis D. Powell, Willem P. Roelandts and James E. Rogers. Each nominee is currently a director of Applied.

Additional information about the election of directors and a brief biography of each nominee appear under the section entitled “Item 1—Election of Directors.”

The Board unanimously recommends that you vote “FOR” each nominee.

Item 2—Approval of Amendments to the Certificate of Incorporation to Eliminate Supermajority Voting Provisions

The second proposal is to approve amendments to the Certificate of Incorporation that eliminate the supermajority voting provisions contained in the Certificate.

Additional information about the amendments to the Certificate of Incorporation appears under the section entitled “Item 2—Approval of Amendments to the Certificate of Incorporation to Eliminate Supermajority Voting Provisions.”

The Board unanimously recommends that you vote “FOR” the approval of amendments to the Certificate of Incorporation to eliminate supermajority voting provisions.

Item 3—Ratification of the Appointment of Independent Registered Public Accounting Firm

The third proposal is to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year. The Audit Committee of the Board has appointed KPMG LLP to be Applied’s independent registered public accounting firm for the 2009 fiscal year, which began on October 27, 2008 and will end on October 25, 2009.

Additional information about the ratification of the appointment of KPMG LLP as our independent registered public accounting firm appears under the section entitled “Item 3—Ratification of the Appointment of Independent Registered Public Accounting Firm.”

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

Other Matters

Except for the election of eleven directors, the approval of amendments to the Certificate of Incorporation and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year, Applied’s Board does not intend to bring any other matters to be voted on at the Meeting. Applied and its Board are not currently aware of any other matters that may properly be presented by others for action at the Meeting.

ITEM 1—ELECTION OF DIRECTORS

Nominees

Applied’s Board of Directors is elected each year at the Annual Meeting of Stockholders. Applied currently has thirteen directors. Upon the recommendation of the Corporate Governance and Nominating Committee, each of the current directors, other than Mr. Morgan and Ms. Coleman, has been nominated by the Board for election at the Meeting and has decided to stand for election. Mr. Morgan and Ms. Coleman will not be standing for re-election. Accordingly, immediately prior to the Meeting, the Board will reduce the authorized number of directors from thirteen to eleven.

Effective at the Meeting, Mr. Morgan will step down as Chairman of the Board and will become Chairman Emeritus. As part of its succession planning, the Board intends to appoint Mr. Splinter to succeed Mr. Morgan as Chairman of the Board effective at the Meeting. Mr. Splinter will retain his position as President and Chief Executive Officer.

The eleven nominees receiving the highest number of votes will be elected at the Meeting. In the event a nominee is unable or declines to serve as a director, the proxies will be voted at the Meeting for any nominee who may be designated by the Board to fill the vacancy. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director. Each director will serve until Applied’s 2010 Annual Meeting of Stockholders and until he or she is succeeded by another qualified director who has been elected, or, if earlier, until his or her death, resignation or removal.

Each nominee is currently a director of Applied and is standing for re-election, except for Dr. Forrest and Messrs. Karsner and Rogers, who are standing for election for the first time. Dr. Forrest was identified as a candidate for the Board by a non-employee director of the Board and by Applied’s Senior Vice President, Chief Technology Officer and General Manager Energy and Environmental Solutions, who were both familiar with Dr. Forrest’s broad knowledge of optoelectronic devices and organic compounds for use in solar power and light emitting diode applications, as well as his perspective on developing technologies and related commercial applications. Applied’s President and Chief Executive Officer identified Mr. Karsner as a candidate for the Board based on Mr. Karsner’s leadership in renewable energy policy, technologies and commercialization, and his background in the global energy market. Mr. Rogers, with his broad knowledge and experience in the energy field and his global experience and leadership, was identified by a third-party search firm as a Board candidate. After a screening process and recommendation by the Corporate Governance and Nominating Committee, the Board appointed Dr. Forrest and Messrs. Karsner and Rogers as new directors on June 11, 2008, September 23, 2008 and April 27, 2008, respectively.

The nominees for the Board are as follows:

Name of Nominee	Age	Principal Occupation	Director Since
Michael R. Splinter	58	President, Chief Executive Officer of Applied Materials, Inc.	2003

Aart J. de Geus	54	Chairman and Chief Executive Officer of Synopsys, Inc.	2007

Stephen R. Forrest	58	Vice President for Research at the University of Michigan	2008

Philip V. Gerdine	69	Retired Executive Director (Overseas Acquisitions) of Siemens AG	1976

Thomas J. Iannotti	52	Senior Vice President and Managing Director, Technology Solutions Group, Americas for Hewlett-Packard Company	2005

Name of Nominee	Age	Principal Occupation	Director Since
Alexander A. Karsner	41	Former Assistant Secretary for Energy Efficiency and Renewable Energy at the U.S. Department of Energy	2008

Charles Y.S. Liu	58	Senior Managing Partner of Hao Capital China Fund	2005

Gerhard H. Parker	65	Retired Executive Vice President, New Business Group of Intel Corporation	2002

Dennis D. Powell	61	Retired Executive Vice President, Chief Financial Officer of Cisco Systems, Inc.	2007

Willem P. Roelandts	64	Chairman of Xilinx, Inc.	2004

James E. Rogers	61	Chairman, President and Chief Executive Officer of Duke Energy Corporation	2008

There is no family relationship among any of the nominees, directors and/or any of Applied’s executive officers. Applied’s executive officers serve at the discretion of the Board. Further information about Applied’s directors, including each of the director nominees, is provided below.

Directors

James C. Morgan, 70, has been Chairman of Applied since 1987. Mr. Morgan served as Chief Executive Officer of Applied from February 1977 to April 2003, and as President of Applied from 1976 to 1987. Mr. Morgan has been a member of Applied’s Board since 1977. His term as a director will end at the Meeting and he is not standing for re-election to the Board. Effective at the Meeting, Mr. Morgan will become Chairman Emeritus.

Michael R. Splinter has been President, Chief Executive Officer of Applied since April 2003. From 1984 to April 2003, Mr. Splinter was employed by Intel Corporation, a manufacturer of chips and computer, networking and communications products, where he was last Executive Vice President and Director of the Sales and Marketing Group. Mr. Splinter previously held various executive positions at Intel, including Executive Vice President and General Manager of the Technology and Manufacturing Group. Prior to joining Intel, Mr. Splinter worked for 10 years at Rockwell International. Mr. Splinter is a director of The NASDAQ OMX Group, Inc.

Deborah A. Coleman, 56, has been General Partner of SmartForest Ventures LLC, a venture capital firm, since October 1999. From March 1994 to September 2001, she was the Chairman of Merix Corporation, a manufacturer of interconnect solutions for use in electronic equipment, and she served as Chief Executive Officer of Merix Corporation from March 1994 to September 1999. Merix Corporation was a spinoff of Tektronix, Inc., where Ms. Coleman served as Vice President of Materials/Operations from November 1992 through March 1994. Prior to joining Tektronix, Ms. Coleman spent 11 years with Apple Computer, Inc. in various positions, including Vice President, Worldwide Operations, Chief Financial Officer, and Vice President, Information Systems and Technology. Ms. Coleman is a director of Synopsys, Inc. and has been a member of Applied’s Board since 1997. Her term as an Applied director will end at the Meeting and she is not standing for re-election to the Board.

Aart J. de Geus is a co-founder of Synopsys, Inc., a provider of electronic design automation (EDA) software and related services for semiconductor design companies, and currently serves as Chairman of its Board of Directors and Chief Executive Officer. Since 1986, Dr. de Geus has served as a director of and held various positions at Synopsys, including President, Senior Vice President of Engineering and Senior Vice President of Marketing. From 1982 to 1986, Dr. de Geus was employed by General Electric Company, where he was the Manager of the Advanced Computer-Aided Engineering Group.

Stephen R. Forrest has served as Vice President for Research at the University of Michigan since January 2006, where he also holds faculty appointments as Professor of Electrical Engineering and Computer Science in the College of Engineering, and as Professor of Physics in the College of Literature, Science and the Arts. Dr. Forrest leads the University’s Optoelectronics Components and Materials Group. From 1992 to 2005, Dr. Forrest served in a number of positions at Princeton University, including as Chair of the Electrical Engineering Department, Director of the Center for Photonics and Optoelectronic Materials, and as director of the National Center for Integrated Photonic Technology. Prior to Princeton, Dr. Forrest was a faculty member of the Electrical Engineering and Materials Science Departments at the University of Southern California.

Philip V. Gerdine served from 1988 until his retirement in 1998 as Executive Director of Siemens Aktiengesellschaft (AG), a German manufacturer of electrical and electronic equipment and services for the global power generation, medical, information technology, and communications industries. From 1989 until 1998, he was also Managing Director of The Plessey Company, PLC, a British engineering company that manufactured communications, semiconductor and electronics products. Dr. Gerdine previously served from 1973 to 1988 as the Manager of Acquisitions and Mergers for the General Electric Company, and held other management positions with The Boston Consulting Group, GE Venture Capital Fund and Price Waterhouse LLP. He is a certified public accountant and taught accounting and finance at Fordham University Graduate School and the University of New Haven for 10 years.

Thomas J. Iannotti has been Senior Vice President and Managing Director, Technology Solutions Group, Americas for Hewlett-Packard Company, a technology solutions provider to consumers, businesses and institutions globally, since February 2008. From 2002 to January 2008, Mr. Iannotti held various executive positions at Hewlett-Packard, including most recently as Senior Vice President and Managing Director, Asia-Pacific and Japan. From 1978 to 2002, Mr. Iannotti worked at Digital Equipment Corporation and at Compaq Computer Corporation after its acquisition of Digital Equipment Corporation.

Alexander A. Karsner served as Assistant Secretary for Energy Efficiency and Renewable Energy at the U.S. Department of Energy from March 2006 to August 2008. From April 2002 to March 2006, Mr. Karsner was Managing Director of Enercorp LLC, a private company involved in international project development, management and financing of renewable energy infrastructure. Mr. Karsner has also worked with Tondu Energy Systems of Texas, Wartsila Power Development of Finland and other multi-national energy firms and developers.

Charles Y.S. Liu has been Senior Managing Partner of Hao Capital China Fund, a private equity investment firm in China, since November 2005, and has been a Principal of On Capital China Technology Fund, which invests in early-stage Chinese technology companies, since August 2004. From 1993 to 1999, Mr. Liu served as Managing Director of Lazard Asia Ltd., a financial advisory and management firm. Mr. Liu previously worked at the United Nations in various roles, including as a negotiations secretary for numerous international economic conferences.

Gerhard H. Parker served as Executive Vice President, New Business Group, of Intel Corporation, a manufacturer of chips and computer, networking and communications products, from 1998 until his retirement in May 2001. From 1988 to 1998, Dr. Parker was Senior Vice President of Intel’s Technology and Manufacturing Group. Dr. Parker is a director of FEI Company and Lattice Semiconductor Corporation.

Dennis D. Powell has served as an Executive Advisor at Cisco Systems, Inc., a provider of networking products and services, since February 2008. He served as Cisco’s Chief Financial Officer from May 2003 to February 2008. In that position, Mr. Powell served as Executive Vice President since August 2007 and Senior Vice President since May 2003. Since joining Cisco in 1997, Mr. Powell has served as Senior Vice President, Corporate Finance and Vice President, Corporate Controller. Before joining Cisco, Mr. Powell was employed by Coopers & Lybrand LLP for 26 years, where he was last a senior partner. Mr. Powell currently serves as a member of the board of directors of Intuit, Inc. and VMware, Inc.

Willem P. Roelandts has served as Chairman of the Board of Directors of Xilinx, Inc., a supplier of programmable logic solutions, since July 2003 and a director since 1996. Mr. Roelandts served as President and Chief Executive Officer of Xilinx from January 1996 to January 2008. Prior to joining Xilinx, Mr. Roelandts held various executive positions during a 29-year career at Hewlett-Packard Company, where he last served as Senior Vice President and General Manager of Computer Systems Organizations. Mr. Roelandts serves on the Board of Directors of Aruba Networks, Inc., the Semiconductor Industry Association and the Technology Network. He is also a member of the Advisory Board of the Center for Science, Technology and Society at Santa Clara University.

James E. Rogers has served as Chairman since 2007, and President, Chief Executive Officer and a member of the Board of Directors since 2006, of Duke Energy Corporation, an electric power company that supplies and delivers electricity and natural gas service. Mr. Rogers was Chairman and Chief Executive Officer of Cinergy Corp., a provider of electric and gas service, from 1994 until its merger with Duke Energy in 2006. He was Chairman, President and Chief Executive Officer of PSI Energy, Inc. from 1988 until 1994. Mr. Rogers currently serves as a director of Fifth Third Bancorp and CIGNA Corporation.

Corporate Governance

Corporate Governance Guidelines.    Applied has adopted Corporate Governance Guidelines that describe, among other matters, the role and functions of the Board, the responsibilities of various Board committees, and the procedures for reporting concerns to the Board. These guidelines are available on our website, along with other important corporate governance materials, at www.appliedmaterials.com/investors/corporate_governance.html.

The Corporate Governance Guidelines provide, among other things, that:

•	a majority of the directors must be independent;

•	the Board shall designate a lead independent director who, among other duties, is responsible for presiding over executive sessions of independent directors;

•	the Board shall appoint all members of the Board committees;

•	the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees must consist solely of independent directors;

•

the independent directors shall meet in executive sessions without the presence of the non-independent directors or members of Applied’s management at least twice a year during regularly scheduled Board meeting days and from time to time as deemed necessary or appropriate; and

•	directors should submit their resignations from the Board if they do not receive the votes of a majority of the shares voted in an uncontested election.

As the operation of the Board is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments and may modify the Corporate Governance Guidelines from time to time, as appropriate.

Director Nominations.    The Corporate Governance and Nominating Committee of the Board considers candidates for director nominees. This committee may retain recruiting professionals to assist in identifying and evaluating candidates for director nominees. As set forth in the Corporate Governance Guidelines, the Corporate Governance and Nominating Committee strives for a mix of skills and diverse perspectives (functional, cultural and geographic) that is effective for the Board. Every effort is made to complement and supplement skills of the existing Board and strengthen any identified areas for improvement. Based on the Corporate Governance and Nominating Committee’s recommendation, the Board selects director nominees and recommends them for election by Applied’s stockholders, and also fills any vacancies that may arise between Annual Meetings of

Stockholders. Directors added to the Board to fill vacancies are recommended for election at the next Annual Meeting of Stockholders. The Board also may consider recommendations from other sources of director candidates. In selecting the director nominees, the Board assesses the independence, character and acumen of candidates and endeavors to collectively establish a diversity of background and experience in a number of areas of core competency, including business judgment, management, accounting and finance, knowledge of the industries (including technologies and markets) in which the Company operates; understanding of manufacturing and services; leadership; strategic vision; knowledge of international markets; marketing; crisis/risk management; research and development; government; and other areas relevant to the Company’s business. Additional criteria include a candidate’s personal and professional ethics, integrity and values; willingness to devote sufficient time to prepare for and attend meetings and participate effectively on the Board; and commitment to representing the long-term interests of Applied’s stockholders.

The Corporate Governance and Nominating Committee or a screening committee of the Board evaluates and interviews potential Board candidates. All members of the Board may interview the final candidate(s). The Corporate Governance and Nominating Committee also will consider nominations by stockholders. The same identification and evaluation procedures apply to all candidates for director nomination, including candidates submitted by stockholders.

If you would like the Corporate Governance and Nominating Committee to consider a prospective candidate, in accordance with our Bylaws, please submit the candidate’s name and qualifications to: Joseph J. Sweeney, Secretary, Applied Materials, Inc., 2881 Scott Boulevard, P.O. Box 58039, M/S 2064, Santa Clara, California 95052-8039.

Majority Voting Policy.    The Corporate Governance Guidelines include a majority voting policy for the election of directors. This policy states that in the event that a nominee for director in an uncontested election receives more “withhold” votes for his or her election than “for” votes, the director must promptly submit his or her resignation to the Board after certification of the stockholder vote. The Board’s Corporate Governance and Nominating Committee, composed entirely of independent directors, will evaluate and make a recommendation to the Board with respect to the proffered resignation. The Board must take action on the recommendation within 90 days following certification of the stockholder vote. No director who tenders a resignation may participate in the Committee’s or the Board’s consideration of the matter. Applied will publicly disclose the Board’s decision including, as applicable, the reasons for rejecting a resignation.

Standards of Business Conduct.    Applied has for many years had in place Standards of Business Conduct, which embody our commitment to ethical and legal business practices. The Board expects Applied’s directors, officers and all other members of its workforce to act ethically at all times and to acknowledge their commitment to Applied’s Standards of Business Conduct. The Standards of Business Conduct are available on our website at www.appliedmaterials.com/investors/corporate_governance.html.

Stock Ownership Guidelines.    The Board has adopted stock ownership guidelines to more closely align the interests of our directors and named executive officers with those of our stockholders. The guidelines provide that non-employee directors should each maintain an investment in Applied stock with a value of at least $300,000. Applied’s Chief Executive Officer and Chairman of the Board should each maintain an investment in Applied stock that is equal to at least five times his or her annual base salary. Our named executive officers other than the Chief Executive Officer should each maintain an investment in Applied stock that is equal to at least three times his or her annual base salary. In each case, such investment levels should be achieved within a specified period or, in any event, no later than five years following a director’s or officer’s initial election or appointment.

Stockholder Communications.    Any stockholder wishing to communicate with any of our directors regarding Applied may write to the director, c/o Joseph J. Sweeney, Secretary, Applied Materials, Inc., 2881 Scott Boulevard, P.O. Box 58039, M/S 2064, Santa Clara, California 95052-8039. The Secretary will forward these communications directly to the director(s). The independent directors of the Board review and approve the stockholder communication process periodically to enable effective communication with stockholders.

Director Independence

Applied has adopted standards for director independence that correspond to Nasdaq listing standards and SEC rules. An “independent director” means a person who is not an officer or employee of Applied or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, the Board must affirmatively determine that neither the director, nor any member of his or her immediate family, has had any direct or indirect material relationship with Applied within the previous three years.

The Board considered relationships, transactions and/or arrangements with each of the directors and concluded that none of the non-employee directors, or any of his or her immediate family members, has any relationship with Applied that would impair his or her independence. The Board has determined that each member of the Board, other than Messrs. Morgan and Splinter, is an independent director under applicable Nasdaq listing standards and SEC rules. Messrs. Morgan and Splinter do not meet the independence standards because they are employees of Applied.

In addition, the Board has also determined that:

•

all directors who serve on the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees are independent directors under applicable Nasdaq listing standards and SEC rules, and

•	all members of the Audit Committee did not directly or indirectly receive compensation from Applied other than their compensation as directors.

The independent directors meet in executive sessions without the presence of the non-independent directors or members of Applied’s management at least twice per year during regularly scheduled Board meeting days and otherwise from time to time as deemed necessary or appropriate. The lead independent director presides over these executive sessions.

Board and Committee Meetings

The Board met five times during fiscal 2008. Each director attended at least 75% of all Board and applicable committee meetings held during his or her term as a member of the Board during fiscal 2008. Applied’s policy is to strongly encourage its Board members to attend the Annual Meeting of Stockholders, and all who were serving as Board members at that time, except for Mr. Iannotti, attended Applied’s 2008 Annual Meeting of Stockholders.

The Board has standing Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees. In addition, members of the Board serve on one or more of the Investment, Stockholder Rights Plan, and Strategy Committees, which are described in Applied’s Corporate Governance Guidelines.

Each of the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees has a written charter approved by the Board that is reviewed regularly by the respective committees, which may recommend appropriate changes for approval by the Board. Copies of the current amended and restated charters for the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees can be found on our website at www.appliedmaterials.com/investors/corporate_governance.html. The primary functions of each of these committees are described in the tables below.

Audit Committee	Primary Functions	Number of Meetings Held in Fiscal 2008
Members: Deborah A. Coleman* Philip V. Gerdine** Gerhard H. Parker Dennis D. Powell***

•       oversee Applied’s financial statements, system of internal control over financial reporting, and auditing, accounting and financial reporting processes

•       appoint, compensate, evaluate and, when appropriate, replace Applied’s independent registered public accounting firm

•       oversee Applied’s tax, legal, regulatory and ethical compliance

•       review with Applied’s management and Internal Auditor the annual audit plan and matters relating to the Internal Audit department

•       review annually the Audit Committee Charter

•       review and pre-approve audit and permissible non-audit services

•       prepare the Audit Committee Report to be included in Applied’s proxy statement for each Annual Meeting of Stockholders

•       review and approve related-party transactions for which approval is required by applicable law

•       oversee and review Applied’s ethics policies and procedures, including procedures for receiving, retaining and treating complaints or concerns

8

*	Ethics Ombudsman
**	Chair and Audit Committee Financial Expert
***	Audit Committee Financial Expert

Human Resources and Compensation Committee	Primary Functions	Number of Meetings Held in Fiscal 2008
Members: Aart J. de Geus Thomas J. Iannotti Willem P. Roelandts* James E. Rogers

•       evaluate and oversee Applied’s primary strategies for employee and executive development

•       determine compensation policies applicable to Applied’s executive officers and all other employees

•       determine the compensation of the Chief Executive Officer and Applied’s other executive officers

•       administer the Senior Executive Bonus Plan

•       oversee significant employee benefits programs, policies and plans relating to Applied’s employees and executives

•       oversee human resources programs, compensation and benefits matters

•       adopt, amend and oversee the administration of all equity-related incentive plans, senior executive bonus plans and major retirement and deferred compensation programs

•       review and approve any employment, severance and/or change-in-control arrangements for Applied’s executive officers

•       review matters relating to management succession and executive organization development

•       approve the compensation of the members of the Board

•       review and consult with Applied’s management regarding the Compensation Discussion and Analysis that is included in Applied’s proxy statement for each Annual Meeting of Stockholders

•       prepare the Human Resources and Compensation Committee Report that is included in Applied’s proxy statement for each Annual Meeting of Stockholders

8

*	Chair

Corporate Governance and Nominating Committee	Primary Functions	Number of Meetings Held in Fiscal 2008
Members: Philip V. Gerdine Thomas J. Iannotti Dennis D. Powell* Willem P. Roelandts**

•       develop, maintain and oversee implementation of Applied’s Corporate Governance Guidelines

•       oversee the composition, structure and evaluation of the Board and its committees, including overseeing an annual self-evaluation process of the Board, its committees, and individual directors, and reporting the results to the Board

•       identify qualified candidates for election to the Board

•       establish procedures for director candidate nomination and evaluation

•       monitor and safeguard the independence of the Board

•       consider director resignations and recommend appropriate action to the Board in accordance with Applied’s majority voting policy

5

*	Chair
**	Lead Independent Director

Compensation of Directors

Retainer and Meeting Fees

Directors who are employees of Applied do not receive any additional compensation for their services as directors. During fiscal 2008, non-employee directors received an annual retainer, which is paid quarterly, and Board and committee meeting fees, as set forth in the table below. On September 16, 2008, the Human Resources and Compensation Committee (the “Committee”) approved changes to the cash compensation to be paid to non-employee members of the Board effective fiscal 2009, which included increases to the base cash retainer payable to non-employee directors and the elimination of the fees payable for attendance at Board meetings. In addition, on December 8, 2008, the Committee approved a 10% reduction in the annual base cash retainer payable to non-employee directors. This reduction corresponds with the 10% reduction in annual base salaries for Applied’s named executive officers (as discussed in the Compensation Discussion and Analysis section).

Cash compensation for non-employee directors for fiscal 2008 and fiscal 2009 (including the 10% reduction) is set forth in the table below.

	Fiscal 2008	Fiscal 2009
Annual Retainer(1)	$40,000	$58,500
Annual Retainer for Committee Chairs and Lead Independent Director(2):
Audit Committee	$60,000	$78,500
Corporate Governance and Nominating Committee	$50,000	$68,500
Human Resources and Compensation Committee	$55,000	$73,500
Strategy Committee	$50,000	$68,500
Lead Independent Director	$55,000	$73,500
Fee per Board Meeting	$3,000	$0
Fee per Committee Meeting	$2,000	$2,000

(1)	A non-employee director receives this annual retainer unless he or she is the (a) Chair of the Audit, Corporate Governance and Nominating, Human Resources and Compensation, or Strategy Committee, or (b) Lead Independent Director.
(2)	If a non-employee director holds more than one committee chair, or is the Lead Independent Director and a chair of a committee, he or she will receive only the annual retainer for the single highest-paying position held.

In addition to the retainer and meeting fees, non-employee directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings.

Equity Compensation

Nonemployee Director Share Purchase Plan.    Under the Nonemployee Director Share Purchase Plan, non-employee directors annually may elect to receive Applied common stock in lieu of retainers and/or meeting fees that otherwise would be payable to them in cash for their service on the Board. If directors make this election, quarterly retainers otherwise payable in cash are converted into Applied common stock based on the fair market value on the day of the regularly-scheduled quarterly meeting of the Board (or on the final day of a meeting that takes place over multiple days). Meeting fees otherwise payable in cash are converted into Applied common stock based on the fair market value on the day of the Board or committee meeting (or on the final day of a meeting that takes place over multiple days). Shares issued to participating directors are fully vested and taxable.

Performance Shares.    Non-employee directors participate in one equity compensation plan, the Employee Stock Incentive Plan. On September 16, 2008, the Committee approved amendments to the Employee Stock Incentive Plan that provide for the following automatic grants of performance shares (also called “restricted stock units”) to each of Applied’s non-employee directors, effective as of the beginning of fiscal 2009:

•

a grant made on the day of each Annual Meeting of Stockholders of the number of shares equal to $200,000, divided by the fair market value of a share of Applied common stock on the date of grant (“Annual Grant”); and

•

an initial grant of performance shares made upon a non-employee director’s initial appointment or election to the Board (“Initial Grant”), the number of which shares equals $200,000, divided by the fair market value of a share of Applied common stock on the grant date, pro-rated to reflect the period starting with the day of initial appointment or election and ending on the day of the next Annual Meeting of Stockholders. A non-employee director who is appointed or elected on the day of an Annual Meeting of Stockholders will not receive an Initial Grant, but instead will receive the Annual Grant described above.

Prior to these amendments, each non-employee director automatically received 20,000 performance shares upon his or her initial appointment or election to the Board and an annual grant of 10,000 performance shares on the first business day of the fiscal year following each full fiscal year during which he or she served on the Board as a non-employee director.

Grants of performance shares made to non-employee directors during fiscal 2008 were as follows:

•

an annual grant of 10,000 performance shares was made on October 29, 2007, the first business day of fiscal 2008, to each of Ms. Coleman, Messrs. Iannotti, Liu and Roelandts, Drs. Gerdine and Parker and former directors Michael H. Armacost and Robert H. Brust;

•	Mr. Rogers received an automatic grant of 20,000 performance shares on April 27, 2008, the day of his initial appointment as a non-employee director;

•	Dr. Forrest received an automatic grant of 20,000 performance shares on June 11, 2008, the day of his initial appointment as a non-employee director; and

•	Mr. Karsner received an automatic grant of 20,000 performance shares on September 23, 2008, the day of his initial appointment as a non-employee director.

The Board and the Committee may change the number of performance shares granted to non-employee directors under the Employee Stock Incentive Plan in the future. Performance shares granted to non-employee directors before fiscal 2009 and Initial Grants made in fiscal 2009 or later are scheduled to vest in four equal, annual installments beginning one year after the date of grant, generally subject to the non-employee directors’ continued service on the Board. Annual Grants of performance shares made in fiscal 2009 or later are scheduled to vest in four equal, annual installments beginning on March 1 of the year following the year of grant, generally subject to the non-employee directors’ continued service on the Board.

The vesting of performance shares granted before fiscal 2009 accelerates upon the non-employee director’s death. The vesting of performance shares granted in fiscal 2009 or later will be continued or accelerated upon the non-employee director’s termination of service on the Board due to eligible retirement or disability and/or death. In addition, in order to encourage long-term ownership of Applied’s common stock, with respect to performance share grants made in fiscal 2009 or later, non-employee directors may elect to defer the receipt of shares they would otherwise receive upon vesting of the performance shares.

Non-Qualified Stock Options.    Prior to the approval by stockholders at Applied’s 2007 Annual Meeting of Stockholders of an amendment to the Employee Stock Incentive Plan that provided for automatic grants of performance shares, each non-employee director was entitled to receive the following automatic grants of non-qualified stock options:

•	45,000 shares on the date he or she was first elected or appointed to the Board; and

•	25,000 shares on the first business day of the fiscal year following each full fiscal year during which he or she served on the Board as a non-employee director.

The exercise price for all options granted to non-employee directors was 100% of the fair market value of the shares on the grant date. Assuming continued service on the Board, all options granted to non-employee directors became exercisable in four equal, annual installments beginning one year after the date of grant. Exercisability of some or all of the options may be accelerated if the director dies or retires. The options expire no later than seven years after the date of grant or up to eight years after the date of grant in the event of the director’s death.

The following table shows compensation information for Applied’s non-employee directors for fiscal 2008.

Director Compensation

For Fiscal 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Deborah A. Coleman	88,000	45,649	(3)	114,379	(4)	—	—	—	248,028
Aart J. de Geus	66,000	103,695	(5)	—	(6)	—	—	—	169,695
Stephen R. Forrest(7)	15,000	34,236	(8)	—	(6)	—	—	—	49,236
Philip V. Gerdine	94,000	45,649	(3)	—	(9)	—	—	—	139,649
Thomas J. Iannotti	76,000	45,649	(3)	99,322	(10)	—	—	—	220,971
Alexander A. Karsner(11)	0	6,963	(12)	—	(6)	—	—	—	6,963
Charles Y.S. Liu	63,000	45,649	(3)	94,838	(13)	—	—	—	203,487
Gerhard H. Parker	86,000	45,649	(3)	114,379	(4)	—	—	—	246,028
Dennis D. Powell	77,000	101,880	(14)	—	(6)	—	—	—	178,880
Willem P. Roelandts	93,000	45,649	(3)	110,443	(15)	—	—	—	249,092
James E. Rogers(16)	34,000	46,200	(17)	—	(6)	—	—	—	80,200
Michael H. Armacost(18)	47,500	—	(19)	—	(20)	—	—	—	47,500
Robert H. Brust(21)	48,000	—	(19)	—	(22)	—	—	—	48,000

(1)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the compensation costs recognized by Applied in fiscal 2008 for performance shares (also called “restricted stock units”), as determined pursuant to Statement of Financial Accounting Standards No. 123(R) (also called “FAS 123R”). The assumptions used to calculate the value of stock awards are set forth in Note 1 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2008 filed with the SEC on December 12, 2008.
(2)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the compensation costs recognized by Applied in fiscal 2008 for option awards, as determined pursuant to FAS 123R. These compensation costs reflect option awards granted in and prior to fiscal 2007. The assumptions used to calculate the value of option awards are set forth in Note 1 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2005 and 2007 filed with the SEC on December 14, 2005 and December 14, 2007, respectively.
(3)	Consists of the compensation costs recognized by Applied in fiscal 2008 for a grant of 10,000 performance shares made on October 29, 2007. This grant of performance shares had a fair value of $184,100 as of the grant date. Ms. Coleman, Drs. Gerdine and Parker, and Messrs. Iannotti, Liu and Roelandts each had only this one grant of performance shares outstanding at the end of fiscal 2008.
(4)	The directors had options to purchase the following shares of common stock outstanding at the end of fiscal 2008: Ms. Coleman: 77,500 shares and Dr. Parker: 138,000 shares.
(5)	Dr. de Geus had only one grant of 15,000 performance shares outstanding at the end of fiscal 2008.

(6)	Drs. de Geus and Forrest and Messrs. Karsner, Powell and Rogers did not hold any option awards at the end of fiscal 2008.
(7)	Dr. Forrest was appointed as a member of the Board on June 11, 2008.
(8)	Consists of the compensation costs recognized by Applied in fiscal 2008 for a grant of 20,000 performance shares made on June 11, 2008 upon Dr. Forrest’s appointment as a member of the Board. This grant of performance shares had a fair value of $363,200 as of the grant date. Dr. Forrest had only this one grant of performance shares outstanding at the end of fiscal 2008.
(9)	Dr. Gerdine had options to purchase 104,000 shares of common stock outstanding at the end of fiscal 2008.
(10)	Mr. Iannotti had options to purchase 70,000 shares of common stock outstanding at the end of fiscal 2008.
(11)	Mr. Karsner was appointed as a member of the Board on September 23, 2008.
(12)	Consists of the compensation costs recognized by Applied in fiscal 2008 for a grant of 20,000 performance shares made on September 23, 2008 upon Mr. Karsner’s appointment as a member of the Board. This grant of performance shares had a fair value of $299,800 as of the grant date. Mr. Karsner had only this one grant of performance shares outstanding at the end of fiscal 2008.
(13)	Mr. Liu had options to purchase 70,000 shares of common stock outstanding at the end of fiscal 2008.
(14)	Mr. Powell had only one grant of 15,000 performance shares outstanding at the end of fiscal 2008.
(15)	Mr. Roelandts had options to purchase 95,000 shares of common stock outstanding at the end of fiscal 2008.
(16)	Mr. Rogers was appointed as a member of the Board on April 27, 2008.
(17)	Consists of the compensation costs recognized by Applied in fiscal 2008 for a grant of 20,000 performance shares made on April 27, 2008 upon Mr. Rogers’ appointment as a member of the Board. This grant of performance shares had a fair value of $369,600 as of the grant date. Mr. Rogers had only this one grant of performance shares outstanding at the end of fiscal 2008.
(18)	Mr. Armacost retired from the Board on March 11, 2008.
(19)	Messrs. Armacost and Brust did not hold any stock awards at the end of fiscal 2008.
(20)	Mr. Armacost had options to purchase 85,250 shares of common stock outstanding at the end of fiscal 2008.
(21)	Mr. Brust resigned from the Board on May 2, 2008.
(22)	Mr. Brust had options to purchase 11,250 shares of common stock outstanding at the end of fiscal 2008.

Two members of the Board, Mr. Morgan and Mr. Splinter, are employees of Applied. Mr. Morgan and Mr. Splinter did not receive the retainer or meeting fees paid to non-employee directors in fiscal 2008. Fiscal 2008 compensation information for Mr. Splinter can be found in the Summary Compensation Table. Mr. Morgan, the Chairman of the Board and an executive officer of Applied, received a salary of $233,692 for fiscal 2008, a matching contribution of $9,616 made by Applied under the tax-qualified 401(k) Plan, which provides for broad-based employee participation, and $415 in term life insurance premiums paid on his behalf by Applied. Mr. Morgan did not receive any bonus payments or grants of stock options, performance shares or restricted stock in fiscal 2008. Mr. Morgan received $6,021 in above-market earnings on cash compensation that was previously earned and the payment of which was deferred by Mr. Morgan under the Applied Materials, Inc. Executive Deferred Compensation Plan and 2005 Executive Deferred Compensation Plan.

ITEM 2—APPROVAL OF AMENDMENTS TO THE

CERTIFICATE OF INCORPORATION TO ELIMINATE

SUPERMAJORITY VOTING PROVISIONS

General

We are asking stockholders to amend Applied’s Certificate of Incorporation (the “Certificate”) to eliminate the supermajority voting provisions contained in the Certificate. The proposed Certificate of Amendment reflecting these amendments is attached as Appendix A.

The Board is firmly committed to ensuring effective corporate governance, and although a significant number of American corporations have supermajority voting provisions, many in the investment community have begun to view these provisions as inconsistent with principles of good corporate governance. While supermajority voting provisions can be beneficial in some circumstances, the Board nevertheless has determined that there are compelling arguments for the elimination of the supermajority voting provisions. For example, a supermajority voting provision essentially provides veto power to a large minority of stockholders regarding those matters to which it applies. The Board believes that providing a lower threshold for stockholder votes can increase the ability of stockholders to participate more effectively in Applied’s corporate governance and, in addition, increase the Board’s accountability to stockholders.

Accordingly, upon reviewing the supermajority voting provisions in the Certificate, both the Board and the Board’s Corporate Governance and Nominating Committee have concluded that it is in the best interests of Applied’s stockholders to eliminate the supermajority voting provisions in the Certificate.

Current Supermajority Voting Provisions and Proposed Amendments

Article NINTH - Business Combinations

Article NINTH of the Certificate provides that the affirmative vote of at least 66.67% of the outstanding shares of Applied common stock and preferred stock, if any, entitled to vote on each matter on which the holders of record of common stock are entitled to vote, voting together as a single class (defined together as the “Voting Stock”), is required to approve certain transactions (defined as “Business Combinations”) with a “Related Person” unless (1) the Business Combination is approved by a majority of the “Continuing Directors;” or (2) certain “fair price” requirements are met. The Certificate defines a Related Person generally as any person (or any affiliate or assignee thereof) who is, or was at any time within the two-year period immediately prior to the date in question, the beneficial owner of 15% or more of the outstanding Voting Stock. A Continuing Director is defined generally as a director who is not a Related Person or affiliate, associate or representative of a Related Person and was a member of the Board prior to the time the Related Person became a Related Person, including any successor of a Continuing Director who is recommended or elected by a majority of Continuing Directors then on the Board.

Fair price provisions are designed to help boards defend against coercive two-tiered tender offers. In this type of takeover, a potential acquirer will offer one price for the shares needed to gain control of a target company and then offer a lower price or other less favorable consideration for the remaining shares, thereby creating pressure for stockholders to tender their shares for the tender offer price, regardless of its value. Standard fair price provisions require that, absent board or stockholder approval, the potential acquirer must pay a “fair price” for all shares as determined under a specified formulation.

The proposed amendments would repeal Article NINTH of the Certificate in its entirety. If Article NINTH is repealed, then the holders of only a majority of the outstanding Voting Stock would be required to approve the Business Combinations described above, subject to the following exception, as required under Section 203 of the Delaware General Corporation Law. If the transaction constitutes a “business combination” within the meaning of Section 203 of the Delaware General Corporation Law involving a person owning 15% or more of Applied’s voting stock (referred to as the “Interested Stockholder”), then the transaction could not be completed for a period of three years after the time the person became an Interested Stockholder, unless (1) the Board of Directors approved either the business combination or the transaction that resulted in the person becoming an Interested Stockholder prior to such person becoming an Interested Stockholder, (2) upon consummation of the transaction that resulted in the person becoming an Interested Stockholder, that person owned at least 85% of Applied’s outstanding voting stock (excluding shares owned by persons who are directors and officers of Applied and shares owned by certain employee benefit plans of Applied), or (3) the business combination was approved by the Board and by the affirmative vote of at least 66 2/3% of Applied’s outstanding voting stock not owned by the Interested Stockholder.

Article TWELFTH - Amendment of Certificate of Incorporation

Under Article TWELFTH of the Certificate, Applied reserves the right to amend, alter, change or repeal any provision contained in the Certificate in the manner prescribed by the Delaware General Corporation Law, provided that, however, the affirmative vote of the holders of at least 66.67% of the total voting power of all outstanding shares entitled to vote thereon is required to amend or repeal any provision of Article NINTH (fair price provision); Article TENTH (limitation of director liability); Article ELEVENTH (indemnification); and Article TWELFTH (amendment of certain provisions of the Certificate).

The proposed amendments would eliminate the supermajority voting provision of Article TWELFTH. If the supermajority voting provision of Article TWELFTH were eliminated, then under Section 242 of the Delaware General Corporation Law, the holders of only a majority of the outstanding shares entitled to vote, rather than 66.67%, would be necessary to approve any amendment or repeal of any provision of the Certificate once the Board approved and recommended the amendment.

Effectiveness

If approved by stockholders, the proposed amendments will become effective upon the filing of a Certificate of Amendment, a copy of which is attached as Appendix A, with the Delaware Secretary of State. Assuming the requisite percentage of stockholders approve the amendments, we anticipate filing this Certificate of Amendment with the Delaware Secretary of State on the day following the Meeting. Even if Applied’s stockholders approve the proposed amendments, the Board retains discretion under Delaware law not to implement the proposed amendments. In the event the Board exercises such discretion, we will publicly disclose that fact and the reasons for its determination.

The Board unanimously recommends that you vote “FOR” the approval of the proposed amendments to the Certificate to eliminate the supermajority voting provisions.

ITEM 3—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking stockholders to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our current fiscal year. Our 2009 fiscal year began on October 27, 2008 and will end on October 25, 2009. Although ratification is not legally required, Applied is submitting the appointment of KPMG to our stockholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit Committee of the Board will reconsider the appointment.

The Audit Committee appoints the independent registered public accounting firm annually. Before appointing KPMG as our independent registered public accounting firm for fiscal 2009, the Audit Committee carefully considered the firm’s qualifications and performance during fiscal 2007 and 2008. In addition, the Audit Committee reviewed and pre-approved audit and permissible non-audit services performed by KPMG in fiscal 2007 and 2008, as well as the fees paid to KPMG for such services. In its review of non-audit service fees and its appointment of KPMG as Applied’s independent registered public accounting firm, the Audit Committee considered whether the provision of such services was compatible with maintaining KPMG’s independence.

Representatives of KPMG will be present at the Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to KPMG LLP

The following table presents fees paid by Applied for professional services rendered by KPMG for fiscal 2007 and 2008, which ended on October 28, 2007 and October 26, 2008, respectively. All of the fees in the following table were approved by the Audit Committee in conformity with its pre-approval process.

Fee Category	Fiscal 2007	Fiscal 2008
	(In thousands)
Audit Fees	$4,930	$6,045
Audit-Related Fees	12	13
Tax Fees:
Tax Compliance and Review	198	192
Tax Planning and Advice	—	—
All Other Fees	—	19

Total Fees	$5,140	$6,269

Audit Fees consisted of fees for (a) professional services rendered for the annual audit of Applied’s consolidated financial statements, (b) review of the interim consolidated financial statements included in quarterly reports, and (c) services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements. Certain audit fees were incurred in fiscal 2008 in connection with Applied’s acquisition of Baccini S.p.A.

Audit-Related Fees consisted of fees for assurance and related services that were reasonably related to the performance of the audit or review of Applied’s consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees consisted of fees for professional services for tax compliance and review, which consisted of federal, state and international tax compliance, assistance with tax audits and appeals, and assistance with customs and duties audits.

All Other Fees consisted of fees for a certification relating to Applied’s e-commerce infrastructure.

The Audit Committee has concluded that the provision of the non-audit services listed above was compatible with maintaining the independence of KPMG.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as, to a very limited extent, specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and Applied’s management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as required.

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG as Applied’s independent registered public accounting firm for the current fiscal year.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Composition.    The Audit Committee of the Board is composed of the directors named below. Each member of the Audit Committee meets the independence and financial experience requirements under applicable SEC rules and Nasdaq listing standards. In addition, the Board has determined that Philip V. Gerdine and Dennis D. Powell are “audit committee financial experts” as defined by SEC rules.

Responsibilities.    The Audit Committee operates under a written charter that has been adopted by the Board. The charter is reviewed annually for changes, as appropriate. The Audit Committee is responsible for general oversight of Applied’s auditing, accounting and financial reporting processes, system of internal controls, and tax, legal, regulatory and ethical compliance. Applied’s management is responsible for: (a) maintaining Applied’s books of account and preparing periodic financial statements based thereon; and (b) maintaining the system of internal controls over financial reporting. The independent registered public accounting firm is responsible for auditing Applied’s annual consolidated financial statements.

Review with Management and Independent Registered Public Accounting Firm.    In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, KPMG LLP (KPMG), together and separately, Applied’s audited consolidated financial statements contained in Applied’s Annual Report on Form 10-K for the 2008 fiscal year.

2.	The Audit Committee has discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 114 (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on the review and discussions referred to in paragraphs 1-3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in Applied’s Annual Report on Form 10-K for fiscal 2008 for filing with the SEC.

The Audit Committee appointed KPMG as Applied’s independent registered public accounting firm for fiscal 2009 and recommends to stockholders that they ratify the appointment of KPMG as Applied’s independent registered public accounting firm for fiscal 2009.

This report is submitted by the Audit Committee.

Philip V. Gerdine (Chair)

Deborah A. Coleman

Gerhard H. Parker

Dennis D. Powell

PRINCIPAL STOCKHOLDERS

The following table indicates how many shares of Applied common stock were beneficially owned as of December 31, 2008 by (1) each person known by Applied to own 5% or more of Applied common stock, (2) each of the directors and director nominees, (3) the principal executive officer, the principal financial officer and each of the next four most highly-compensated executive officers (collectively, the “named executive officers”), and (4) the current directors and executive officers as a group. In general, “beneficial ownership” refers to shares that an entity or individual had the power to vote or the power to dispose of, and shares that such entity or individual had the right to acquire within 60 days after December 31, 2008.

	Shares Beneficially Owned
Name	Number(1)		Percent(2)
Principal Stockholders:
FMR LLC. 82 Devonshire Street Boston, MA 02109	146,829,673	(3)	11.05%
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	80,642,187	(4)	6.07%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	76,443,837	(5)	5.75%

Directors, not including the Chief Executive Officer:
Deborah A. Coleman	69,450	(6)	*
Aart J. de Geus	5,000		*
Stephen R. Forrest	0		*
Philip V. Gerdine	111,750	(7)	*
Thomas J. Iannotti	48,750	(8)	*
Alexander A. Karsner	0		*
Charles Y.S. Liu	46,250	(9)	*
James C. Morgan	4,913,755	(10)	*
Gerhard H. Parker	185,034	(11)	*
Dennis D. Powell	6,600		*
Willem P. Roelandts	81,875	(12)	*
James E. Rogers	0		*

Named Executive Officers:
Michael R. Splinter	4,333,656	(13)	*
Franz Janker	1,264,243	(14)	*
George S. Davis	559,178	(15)	*
Manfred Kerschbaum	785,475	(16)	*
Mark R. Pinto	686,095	(17)	*
Thomas St. Dennis	463,249	(18)	*
Current Directors and Executive Officers, as a Group (26 persons)	16,182,790	(19)	1.21%

*	Less than 1%
(1)	Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of their shares of common stock.
(2)	For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 1,329,278,282 shares of common stock outstanding as of December 31, 2008, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after December 31, 2008.

(3)	The amended Schedule 13G filed with the SEC jointly by FMR LLC and Edward C. Johnson 3d on March 10, 2008 indicates that as of February 29, 2008, both FMR LLC and Mr. Johnson have sole power to direct the disposition of 146,829,673 shares, and FMR LLC has sole voting power of 10,718,462 shares. Of the 146,829,673 shares, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 135,982,496 shares as a result of acting as investment advisor to various investment companies (the “Funds”), with the power to direct the voting of those shares held by the Board of Trustees of the Funds.
(4)	The Schedule 13G filed with the SEC by Barclays Global Investors, NA (“Barclays”) on February 5, 2008 indicates that as of December 31, 2007, Barclays and its affiliated entities collectively have sole power to direct the voting of 69,829,743 shares and the disposition of 80,642,187 shares.
(5)	The Schedule 13G filed with the SEC by Wellington Management Company, LLP (“Wellington Management”) on February 14, 2008 indicates that as of December 31, 2007, it has shared power to direct the voting of 48,013,568 shares and the disposition of 76,443,837 shares. Wellington Management is the beneficial owner of 76,443,837 shares as a result of acting as an investment advisor.
(6)	Includes options to purchase 58,750 shares that are exercisable within 60 days after December 31, 2008.
(7)	Includes options to purchase 85,250 shares that are exercisable within 60 days after December 31, 2008.
(8)	Includes options to purchase 46,250 shares that are exercisable within 60 days after December 31, 2008.
(9)	Consists of options to purchase 46,250 shares that are exercisable within 60 days after December 31, 2008.
(10)	Includes (a) 965,783 shares held in a family foundation for charitable purposes, for which Mr. Morgan disclaims beneficial ownership; (b) 50,000 shares held in a charitable foundation, for which Mr. Morgan disclaims beneficial ownership; (c) 170,662 shares pledged as collateral by Mr. Morgan for a personal loan facility with a financial institution; and (d) options to purchase 600,000 shares that are exercisable within 60 days after December 31, 2008.
(11)	Includes (a) options to purchase 119,250 shares that are exercisable within 60 days after December 31, 2008 and (b) 484 shares held in a family foundation, which is a charitable trust. Dr. Parker disclaims beneficial ownership of the 484 shares held in the family foundation.
(12)	Includes options to purchase 76,250 shares that are exercisable within 60 days after December 31, 2008.
(13)	Includes (a) 157,500 shares of restricted stock and (b) options to purchase 3,680,000 shares that are exercisable within 60 days after December 31, 2008.
(14)	Includes options to purchase 1,082,500 shares that are exercisable within 60 days after December 31, 2008.
(15)	Includes (a) 220 shares held in a family trust and (b) options to purchase 465,000 shares that are exercisable within 60 days after December 31, 2008.
(16)	Includes options to purchase 690,000 shares that are exercisable within 60 days after December 31, 2008.
(17)	Includes options to purchase 585,750 shares that are exercisable within 60 days after December 31, 2008.
(18)	Includes options to purchase 450,000 shares that are exercisable within 60 days after December 31, 2008.
(19)	Includes (a) options to purchase 10,236,750 shares that are exercisable within 60 days after December 31, 2008; and (b) 35,000 performance shares that are scheduled to vest within 60 days after December 31, 2008.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

The Human Resources and Compensation Committee (the “Committee”) of Applied’s Board of Directors (the “Board”) oversees our executive compensation program. The three principal objectives of our executive compensation program are to:

(1) Attract, reward and retain highly talented officers and other key employees;

(2) Motivate these individuals to achieve short-term and long-term goals that enhance stockholder value; and

(3) Support Applied’s core values and culture.

We seek to achieve these objectives through the following compensation policies:

•	Pay compensation that is competitive with the practices of other leading, high technology companies; and

•	Pay for performance by:

•	setting challenging performance goals for our officers and other key employees;

•	providing short-term and long-term incentives for achieving these goals; and

•

structuring long-term equity incentives to attract and retain highly qualified officers and other key employees and to motivate them to increase long-term stockholder value so that their interests are aligned with those of our stockholders.

The Committee uses these policies as a guide to determine base salaries, short-term incentives (bonuses) and long-term incentives (equity). The Committee also considers Applied’s business objectives, corporate considerations (including internal equity and affordability), competitive practices and trends, and regulatory requirements. These policies existed throughout fiscal 2008 and currently are expected to remain in place for the foreseeable future.

In this Compensation Discussion and Analysis section of our Proxy Statement, the term named executive officers (“NEOs”) refers to the individuals included in the Summary Compensation Table below.

Role and Authority of the Compensation Committee

The Committee operates under a written charter approved by the Board that specifies the Committee’s duties and responsibilities. This charter is available on Applied’s website at http://www.appliedmaterials.com/investors/cg_hr_comp_comm.html. Under this charter, the Committee oversees our executive compensation program and reviews and approves the compensation philosophy that applies to our NEOs and all other employees. The Committee reviews and approves the compensation of members of the Board, and the principal elements of total compensation for Applied’s NEOs and other executive officers (as defined under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended), and any employment, severance and/or change in control arrangements for our executive officers and, in certain cases, other key employees. The Committee also is responsible for overseeing Applied’s overall strategic human resources programs, including executive development and succession planning, major employee benefit plans, and equity compensation plans.

The Committee is composed entirely of independent members of the Board, as determined under Nasdaq, Securities and Exchange Commission, and Internal Revenue Code (“Code”) rules. The Committee may delegate any of its responsibilities to subcommittees. See “Board and Committee Meetings” for more information about the Committee.

Role of Compensation Consultant

The Committee is authorized to engage independent advisors to assist the Committee in its responsibilities. From fiscal 2006 through March 2008, J. Richard & Co. (“J. Richard”) served as the independent compensation consultant to the Committee. After evaluating a number of potential consultants, beginning in May 2008, the Committee engaged Semler Brossy Consulting Group (“Semler Brossy”) to serve as the Committee’s independent executive compensation consultant. Semler Brossy is expected to continue in this role until determined otherwise by the Committee or Semler Brossy.

Both J. Richard and Semler Brossy are independent from Applied because they have not provided any other services to Applied and they receive compensation from Applied only for services provided to the Committee. Further, the independent consultant reports directly to the Committee, and not to management.

The Committee’s independent consultant reviews and advises on all principal aspects of the executive compensation program. The consultant’s principal responsibilities are to:

•	provide recommendations regarding the composition of our peer group (see below);

•	analyze proxy statements and other publicly available data for the peer group;

•	analyze compensation survey data and analyses;

•	review and advise on total compensation, including the design and size of bonus awards, associated performance goals, and the design and size of equity awards;

•	advise the Committee of trends in executive compensation;

•	advise the Committee on aligning pay and performance; and

•	perform special projects for the Committee, including benchmarking and advising on suggested practices for compensation committees.

The Committee typically asks its independent compensation consultant to attend the Committee’s regular meetings and most of the Committee’s special meetings. The consultant is expected to provide advice on executive compensation as appropriate and/or as requested by the Committee. The consultant communicates regularly with the Committee’s Chair outside of Committee meetings and also meets with management to gather information and review proposals.

During fiscal 2008, the consultant advised the Committee on the structure of executive compensation programs and provided competitive compensation data for use in setting compensation levels. In providing these services, the consultant used compensation surveys, publicly available information regarding our peer group (see below), and the consultant’s experience with companies within and beyond the peer group.

Role of Executive Officers and Management in Compensation Decisions

The Committee typically invites members of management to attend its meetings and also regularly holds executive sessions outside the presence of management and non-independent directors. The Committee regularly meets with Mr. Splinter, our President and Chief Executive Officer (“CEO”), and/or other executives, including the heads of Global Human Resources and Global Rewards, to review management’s recommendations regarding our compensation programs.

Mr. Splinter, together with the Committee, assesses the performance of our executive officers. Mr. Splinter consults with management and then makes recommendations to the Committee regarding base salaries, bonus targets and actual payments, performance goals and weightings, and equity compensation awards for executive officers. The Committee can accept or reject these recommendations. The Committee also typically considers input from its consultant prior to making any final determinations. The Committee discusses Mr. Splinter’s compensation package with him but makes decisions regarding his compensation without him being present.

In formulating its compensation recommendations for fiscal 2008, management used compensation data from Radford Survey + Consulting, Towers Perrin, and Pearl Meyer & Partners, as well as publicly available information about the peer group. For fiscal 2009, management used compensation data from Radford Survey + Consulting and Towers Perrin, as well as publicly available information about the peer group. Management organized the data and formulated the recommendations regarding executive compensation that it presented to the Committee.

Elements of Compensation

Three major elements comprise our compensation program:

(1)	base salary;

(2)	annual incentive bonuses for the achievement of performance objectives; and

(3)	long-term equity incentives.

The following elements complement our compensation program: deferred compensation benefits; retirement benefits, primarily provided under a 401(k) plan; and executive perquisites and benefits programs generally available to all employees.

The Committee chose these elements of compensation after considering a number of factors, including competitive practices and incentives to improve operational and financial performance. Each of these elements supports one or more of the principal objectives of our compensation philosophy. The Committee regularly reviews and assesses these elements of compensation and related regulatory compliance.

In setting compensation levels for each NEO, the Committee considers each compensation element separately and the entire compensation package as a whole, as well as the executive’s achievements and expected future contributions to our business. In fiscal 2008, the Committee began using comprehensive total compensation tally sheets prepared by management that included forecasts of the total compensation expected to be paid to the NEOs over the next seven years. The tally sheets also included forecasts of the compensation expected to be paid if the executive’s employment were terminated in any of the next six years. The Committee and management believe that the tally sheets are an effective tool for assessing the overall future effect of design changes and compensation decisions, rather than viewing individual changes in isolation. The Committee expects to review updated tally sheets at least annually.

Peer Group Companies for Fiscal 2008 and Fiscal 2009

The Committee compares our executive compensation program, including base salary, total cash compensation and equity awards, with those of Applied’s peer group. For fiscal 2008, the Committee chose a peer group that included a broad range of high technology companies with which Applied typically competes for executive talent:

Advanced Micro Devices Inc.	Lam Research Corp.

Agilent Technologies, Inc.	Micron Technology, Inc.

Apple Computer Inc.	Motorola, Inc.

Broadcom Corp.	Novellus Systems Inc.

Cisco Systems Inc.	Qualcomm Inc.

Corning Incorporated	Seagate Technology

Dell Inc.	Sun Microsystems Inc.

EMC Corporation	SunPower Corporation

Intel Corporation	Texas Instruments Inc.

KLA Tencor Corp.

The Committee considered several criteria when choosing the fiscal 2008 peer group. Generally, these companies were chosen using the following criteria:

•	technology companies with manufacturing operations;

•	companies with revenues of approximately one-half to two times that of Applied;

•	companies that must disclose executive compensation under SEC rules;

•	companies that compete with Applied for key talent, including with Applied’s new and emerging businesses; and

•	U.S. companies with market capitalizations greater than their revenues.

Most of the companies met most or all of the above criteria, but a small number of companies were included in Applied’s fiscal 2008 peer group because they were among Applied’s principal U.S. competitors or Applied’s top U.S. customers. Applied and the Committee believed that the peer group remained appropriate for fiscal 2009 and therefore the peer group has not been changed.

Data gathered on the peer group includes base salary, targeted cash compensation and all equity awards, including stock options, performance shares, restricted stock and long-term, cash-based awards. It does not include deferred compensation benefits or generally available benefits, such as 401(k) plans and health care coverage. The data is gathered from the sources described in “Role of Executive Officers and Management in Compensation Decisions” above.

Total Cash Compensation: Base Salary and Annual Incentive Bonus Opportunities

Applied makes base salaries and bonuses a significant portion of the executive compensation package in order to remain competitive in attracting and retaining executive talent. Base salaries also are set with the goal of rewarding executives on a day-to-day basis for their time and services. Applied pays bonuses in order to motivate executives to achieve our business goals. The Committee determines each officer’s target total cash compensation (salary and bonus), typically in December of each year, by reviewing similar information from our peer group.

Base Salaries

Applied’s goal is to target base salaries for our NEOs at approximately the 50th percentile of Applied’s peer group. This assists us in controlling fixed overhead costs, permits us to attract and retain key talent, and enables us to emphasize the achievement of performance objectives through potentially larger annual incentive bonus opportunities (see below). The Committee expects to continue targeting base salaries at this level.

There may be variations from the 50th percentile target for NEO base salaries in order to help achieve our overall compensation goals. These variations result from the Committee’s and management’s consideration of such other factors as job performance, skill set, prior experience, time in his position and/or with Applied, internal equity considerations, pressures to attract and retain talent, and business conditions.

For fiscal 2008, Mr. Splinter recommended to the Committee proposed salaries for fiscal 2008 for each of the NEOs other than himself. After considering the overall compensation targets and Mr. Splinter’s recommendations, the Committee increased the base salaries for each of the NEOs as part of its annual review of compensation at the beginning of the fiscal year. However, in light of the financial crisis and weakening global economy, Mr. Splinter recommended, and the Committee approved, a 10% reduction in the base salaries for all of the NEOs for most of the last half of fiscal 2008.

For fiscal 2009, the Committee has not increased base salaries, and the 10% reduction has been in effect since the beginning of fiscal 2009. The Committee may decide to make adjustments to base salaries later in 2009. Please see the Summary Compensation Table for the base salaries paid to our NEOs for fiscal 2008, and see “Additional Information Regarding NEO Compensation” below for more information on base salaries of our NEOs.

Annual Incentive Bonus Opportunities

Overview of Senior Executive Bonus Plan.    Our Senior Executive Bonus Plan (the “Bonus Plan”) is a stockholder-approved annual bonus program for certain senior executives, including our NEOs. This Bonus Plan and the performance goals set under it are intended to encourage and reward achievement of Applied’s business goals and to attract and retain talented individuals. Bonuses are paid under the Bonus Plan only to the extent that specified performance targets are actually achieved.

Under the Bonus Plan, the Committee may choose from among a number of performance goals specified in the Bonus Plan, including, for example, operating profit and revenue. Bonuses generally are paid in cash. To further Applied’s goal of retaining key talent, an executive generally must remain an employee through the end of the fiscal year in order to receive any payment under the Bonus Plan for that fiscal year.

Targeted Total Cash Compensation Amounts.    Applied’s goal is to target total cash compensation (base salary plus bonus payable at 100% achievement of performance goals, which we refer to as “projected full bonus”) at approximately the 65th percentile of the peer group. This positioning allows us to make our incentive compensation opportunity a larger percentage of targeted total cash compensation. By placing more potential pay at risk, we are able to place more emphasis on the achievement of performance objectives and to offer a total cash compensation opportunity that is competitive as a whole, while accounting for business cyclicality.

As a result, bonuses are not themselves targeted at a fixed percentile, but the Committee generally sets the applicable performance targets so that achievement at a 100% level results in bonuses that, when combined with base salary, provide total cash compensation at approximately the 65th percentile of our peer group. The Committee expects to continue targeting total cash compensation at approximately this level. However, the targeted total cash compensation for each NEO may vary from this range when such variations help achieve our overall compensation goals. These variations result from the Committee’s and management’s consideration of such other factors as job performance, skill set, prior experience, time in his position and/or with Applied, internal equity considerations, pressures to attract and retain talent, and business conditions.

For fiscal 2008 and fiscal 2009, Mr. Splinter consulted with management and then recommended to the Committee projected full bonus amounts, expressed as a percentage of base salary, for each of the NEOs. In making these recommendations, Mr. Splinter relied on publicly available data and market survey data, as well as his assessment of individual performance and anticipated contributions by each NEO. These recommendations were consistent with targeting total cash compensation at approximately the 65th percentile level, subject to variations for the reasons described above.

Please see the Summary Compensation Table for the bonuses paid to our NEOs for fiscal 2008, and see “Additional Information Regarding NEO Compensation” below for more information on the total cash compensation of our NEOs.

Fiscal 2008 Incentive Bonuses

Fiscal 2008 Performance Goals.    Bonuses are paid under the Bonus Plan only if the performance goals that the Committee sets at the beginning of the fiscal year are achieved. For fiscal 2008, the Committee chose goals and relative weightings for each NEO in January 2008, after recommendations were made by Mr. Splinter.

In developing recommendations for the performance goals and their individual weightings, management analyzed the relative importance of each goal to our business strategy, the appropriateness of a specific goal to a particular NEO and the anticipated difficulty of achieving the goals in the aggregate. Management then made recommendations to Mr. Splinter for NEOs other than Mr. Splinter. Mr. Splinter in turn made recommendations to the Committee regarding performance goals and appropriate weightings for NEOs (including himself).

The Committee considered these recommendations and the underlying data and then determined the actual performance goals, weightings and projected full bonus for each NEO. The general performance goals comprised two-thirds of each NEO’s maximum bonus opportunity. The remaining one-third could be earned only if Applied’s total stockholder return for fiscal 2008 were positive and achieved a 90th percentile ranking as compared to the total stockholder return for the companies in the S&P 500, described further under “Additional Performance Hurdles” below.

In setting the NEOs’ performance goals, the Committee chose measures that reflected both the scope of each NEO’s role and responsibilities and Applied’s overall business goals. The Committee set company-wide goals for Mr. Splinter and Mr. Davis because of the breadth of their responsibilities. The Committee believed that these goals closely linked Mr. Splinter’s and Mr. Davis’ performance and their bonus opportunity. The performance goals that applied to the other NEOs for fiscal 2008 included strategic and financial objectives for each NEO’s respective business unit and the Company goals set forth in the corporate scorecard described below. The Committee believed that the mix between business unit and corporate goals reflected each NEO’s influence over both his individual business and the Company’s overall performance. This approach was intended to provide a close link between the NEO’s job performance and his bonus compensation.

As part of our pay-for-performance policy, a “corporate scorecard,” which included company-wide and business unit-specific strategic and financial goals for the fiscal year, was used as a performance goal in fiscal 2008. The corporate scorecard for fiscal 2008 reflected Applied’s business strategy, areas of emphasis, and company-wide and business unit-specific strategic and financial goals for the year. The achievement of corporate scorecard objectives was included as a component of the performance goals applicable to all of the Bonus Plan participants other than Mr. Splinter.

The fiscal 2008 corporate scorecard contained 12 key objectives:

•	achieve adjusted earnings per share, non-GAAP and excluding certain non-operating items (“adjusted EPS”) within a range scaled to the fiscal 2008 revenue level (weighted at 10%);

•	increase market share of a specific business (weighted at 10%);

•	achieve revenue and profitability targets for each of our four principal businesses (collectively weighted at 20%);

•	achieve growth and performance in our solar business (weighted at 10%);

•	achieve revenue and profitability objectives for acquired businesses (weighted at 10%);

•	meet goals relating to a multi-year program to enhance business processes and systems (weighted at 10%);

•	increase market share of specific products (weighted at 5%);

•	meet goals relating to manufacturing operations (weighted at 5%);

•	achieve target demand for certain solar service products (weighted at 5%);

•	achieve increased customer acceptance of a specific display product (weighted at 5%);

•	achieve goals relating to the Company’s achievement of internal sustainability, energy and environmental initiatives (weighted at 5%); and

•	achieve goals relating to employee engagement (weighted at 5%).

We believe that using the detailed corporate scorecard resulted in performance targets that reflected more focused goals in a wider variety of areas, thereby linking pay more closely to the achievement of Applied’s objectives.

The following table shows the applicable performance goals and their relative weightings for each NEO for fiscal 2008 under the Bonus Plan:

Fiscal 2008 Bonus Performance Goals and Relative Weightings

Named Executive Officer	Fiscal 2008 Bonus Performance Goals (and Relative Weightings)
Michael R. Splinter President, Chief Executive Officer

(1)  Achieve fiscal 2008 adjusted EPS within a range scaled to the fiscal 2008 revenue level. A multiplier between 0-2 was applied to the adjusted EPS achieved, depending on where the actual adjusted EPS fell within the range (weighted at 50%). For fiscal 2008, the actual adjusted EPS was $0.87, resulting in a multiplier of 0.32 (weighted at 50%);

(2)  Achieve growth in market share of a specific business (weighted at 25%); and

(3)  Achieve certain operational and strategic objectives relating to performance of the solar business, executive team development, and new business opportunities (collectively weighted at 25%).

Franz Janker Executive Vice President, Sales and Marketing

(1)  Achieve corporate scorecard objectives (weighted at 50%); and

(2) Achieve various sales- and marketing-related objectives (one of which also is part of the corporate scorecard) for revenue for a specific category of products, market share growth, and demand for specific silicon, solar and other products (collectively weighted at 50%).

George S. Davis Senior Vice President, Chief Financial Officer

(1)  Achieve fiscal 2008 adjusted EPS, as described above for Mr. Splinter (weighted at 50%);

(2)  Achieve corporate scorecard objectives (weighted at 25%); and

(3)  Achieve various strategic objectives for Applied’s operating performance, the performance of the solar business, the finance organization, and productivity initiatives (collectively weighted at 25%).

Named Executive Officer	Fiscal 2008 Bonus Performance Goals (and Relative Weightings)
Manfred Kerschbaum Senior Vice President, General Manager Applied Global Services

(1)  Achieve corporate scorecard objectives (weighted at 50%); and

(2)  Achieve goals (one of which also is part of the corporate scorecard) for Applied Global Services relating to: financial performance (including operating income and revenue metrics), demand for certain products, development of new products, development of key talent, and product performance (collectively weighted at 50%).

Mark R. Pinto Senior Vice President, Chief Technology Officer and General Manager Energy and Environmental Solutions

(1)  Achieve corporate scorecard objectives (weighted at 50%); and

(2)  Achieve goals (two of which also are part of the corporate scorecard) for Energy and Environmental Solutions relating to: financial performance (including operating income and revenue metrics), development of new products, market share growth, and performance of acquired businesses (collectively weighted at 50%).

Thomas St. Dennis Senior Vice President, General Manager Silicon Systems Group

(1)  Achieve corporate scorecard objectives (weighted at 50%); and

(2)  Achieve goals (two of which also are part of the corporate scorecard) for Silicon Systems Group relating to: financial performance (including margin, profit and cost metrics), operational performance, product performance, revenue for a specific category of products, market share growth, organizational performance, and manufacturing operations (collectively weighted at 50%).

Additional Performance Hurdles.    In addition to the performance goals, the Committee included a further performance requirement in order to motivate the executives to meet Applied’s business goals. Specifically, no bonus would be paid under the Bonus Plan for fiscal 2008 unless Applied achieved a specified level of profit after tax, even if the other goals described above were fully achieved.

Also, to further reward executives for achievement of Applied’s overall goals, if a bonus were earned based on the achievement of the applicable performance metrics, the bonus could be increased if Applied’s total stockholder return for the year were positive and above the 55th percentile of other companies in the S&P 500. As the Committee believed that stockholder return alone was not sufficient to indicate the value of an NEO’s contribution or to motivate an NEO to achieve Applied’s goals, the Committee determined that no bonus would be payable solely on account of total stockholder return. However, as part of our focus on increasing stockholder value and our intent to pay maximum bonuses only upon achievement of aggressive targets, the Committee determined that the maximum bonus for any officer would be payable only if actual performance significantly exceeded all targeted goals and if total stockholder return were positive and at or above the 90th percentile as compared to the S&P 500 companies. This total stockholder return goal represented one-third of each NEO’s maximum bonus opportunity. The maximum bonus Mr. Splinter could receive for fiscal 2008 under the Bonus Plan was 525% of base salary and the maximum bonus each other NEO could receive ranged from 345% to 375% of his base salary. The Committee intentionally set a high bar for maximum bonuses, which required exceptional performance to earn a maximum bonus. While Applied demonstrated strong operational performance under difficult business conditions in fiscal 2008, no NEO earned his maximum bonus for the year because actual performance fell short of targeted goals in the aggregate.

Likelihood of Achievement.    When the Committee set the fiscal 2008 performance goals, the Committee considered them overall to be stretch goals that would be achievable only with significant effort and skill. For fiscal 2008, it was expected that the performance targets would be particularly difficult to achieve because they required delivery of growth in challenging market conditions, including certain emerging markets whose characteristics were difficult to predict. In the semiconductor industry, uncertain economic conditions, including those relating to energy prices, credit concerns and changes in consumer confidence, were expected to and actually did lead to lower overall demand for semiconductor equipment products in fiscal 2008 compared to fiscal 2007. When the fiscal 2008 goals were set, Applied expected that demand for flat panel display equipment would recover in fiscal 2008. In fact, demand for flat panel display equipment exceeded our expectations. The Committee also believed that growth in other markets, such as solar, was achievable with substantial effort.

Determining Actual Fiscal 2008 Bonuses.    In the first quarter of fiscal 2009, the Committee compared Applied’s actual performance to the targeted performance for fiscal 2008, and potential bonus payments were calculated under the formula established at the beginning of fiscal 2008. If performance relative to a particular goal was above or below target levels, the bonus amount attributable to it was adjusted correspondingly up or down. The bonus formula yields payment at 100% of the bonus amount attributable to a particular performance goal only if that performance goal was achieved at the 100% level. If an NEO achieved performance at over 100% of a particular goal, he could receive up to two times the bonus amount attributable to that goal. Similarly, if an NEO achieved less than 100% of a performance goal, under the formula, he would receive none of or less than the bonus amount assigned to that goal.

Even if the performance goals were achieved, the Committee had discretion to decrease (but not increase) bonuses under the Bonus Plan after taking into account various factors, such as industry outlooks or Applied’s financial performance and forecasts. For fiscal 2008, Mr. Splinter recommended that the bonuses otherwise earned under the Bonus Plan for fiscal 2008, including his own bonus, be reduced as part of the Company’s efforts to reduce costs in the face of the ongoing financial crisis and weakening global economy. The Committee accepted this recommendation and used its discretion to reduce the bonus of each NEO.

The actual bonuses paid to the NEOs for fiscal 2008 were below the projected full bonus amounts because Applied and the NEOs achieved target performance on some but not all goals. The bonuses were further reduced as described in the prior paragraph, resulting in actual bonuses that, on average, were 53% of projected full bonuses. In fiscal 2008, Applied and the NEOs exceeded certain goals, including those relating to acquired businesses, increased customer acceptance of specific products, manufacturing operations including supply chain initiatives, executive team development, and certain new business opportunities. However, Applied and the NEOs did not achieve certain other goals, including those relating to Applied’s revenue and adjusted EPS, certain financial goals for our business units, increased market share of certain businesses, increased customer acceptance of specific products, a multi-year program to enhance business processes and systems, internal sustainability, energy and environmental initiatives and employee engagement. Please see the Summary Compensation Table for the specific bonus amounts paid to our NEOs under the Bonus Plan.

Fiscal 2009 Incentive Bonuses

Changes to Bonus Structure for Fiscal 2009.    In December 2008, the Committee approved the fiscal 2009 formula under the Bonus Plan, which differs from the fiscal 2008 formula. Under this new formula, there is one primary performance goal, which is the achievement of operating profit. Secondary performance goals will apply only if and when this primary performance goal is met.

If the Company does not achieve any operating profit in fiscal 2009, no bonus will be payable under the Bonus Plan. If operating profit is achieved, the level of operating profit will determine the maximum bonuses that potentially will be available, but actual bonuses will depend on achievement of the secondary performance goals. Operating profit will be adjusted to exclude certain non-recurring items. The maximum bonus for fiscal 2009, if the primary goal is met, was determined by the Committee for each individual NEO. Mr. Splinter’s bonus will range from 0% to a maximum of 525% of base salary; Mr. Kerschbaum’s bonus will range from 0% to a maximum of 345% of base salary; and each other NEO’s bonus will range from 0% to a maximum of 375% of base salary. Mr. Splinter’s bonus cannot exceed 0.8% of our fiscal 2009 operating profit, and the bonuses for each other NEO cannot exceed 0.4% of our fiscal 2009 operating profit. No bonus for fiscal 2009 under the Bonus Plan may exceed $5 million for any individual. However, we expect each NEO’s actual fiscal 2009 bonus will be substantially lower than both the maximum payment permitted under the Bonus Plan and the maximum percentage of his base salary. In particular, application of the secondary performance goals is intended to reduce the calculated bonus from the maximum available.

The Committee believes that this new structure is desirable because it emphasizes operating profit, which is one of our most significant measures of performance, while providing the Committee with more flexibility to set secondary performance goals that can be dynamic with business conditions. In order for bonuses under the Bonus Plan to continue to qualify as “performance-based compensation” under Code Section 162(m) and therefore be fully deductible to the Company, the operating profit goal was set and approved by the Committee in December 2008. The Committee has flexibility to later set or modify the secondary performance goals to adjust to changes in business and economic conditions.

The Committee set the secondary performance goals in January 2009. The goals differ for each NEO in order to provide him with goals that reflect and advance Applied’s expectations for him. The secondary performance goals and their relative weightings for each NEO are described in the chart below. These secondary performance goals apply only if Applied achieves positive fiscal 2009 operating profit. If no operating profit is achieved, no bonus will be paid under the Bonus Plan, even if the secondary performance goals were met fully.

As in fiscal 2008, bonuses paid for fiscal 2009 will depend on actual performance relative to the applicable goals, thereby rewarding progress toward, and achievement of, the Company’s business objectives. Also, as in fiscal 2008, the Committee will use a formula to calculate initial bonuses. For example, assuming that fiscal 2009 operating profit is sufficiently high and an NEO achieves 100% of a secondary performance goal, the formula will yield payment at 100% of the bonus amount attributable to that goal. If an NEO achieves performance at over 100% of a particular goal, he could receive up to two times the bonus amount attributable to that goal. Similarly, if an NEO achieves less than 100% of a secondary performance goal, under the formula, he would receive none of or less than the bonus amount assigned to that goal. However, as noted above, regardless of the achievement level of any secondary performance goals, the NEO cannot receive more than the maximum bonus available based on achievement of operating profit.

Fiscal 2009 Annual Incentive Bonus Opportunities.    For fiscal 2009, Mr. Splinter and management recommended to the Committee projected full bonus amounts for each of the NEOs to be paid if operating profit were sufficiently high and secondary performance goals were met at 100% achievement levels. As in fiscal 2008, these recommendations took into account market data, Mr. Splinter’s assessment of individual performance, overall economic and business conditions, and current and anticipated contributions by each NEO. Mr. Splinter’s recommendations were expressed as a percentage of base salary and were consistent with the Committee’s intention to set total cash compensation (base salary plus bonus) at approximately the 65th percentile. The Committee considered these recommendations and the underlying data and accepted the recommendations. Mr. Splinter’s projected full bonus is 175% of base salary, Mr. Kerschbaum’s projected full bonus is 115% of base salary, and the projected full bonus for each of the other NEOs is 125% of base salary.

Process for Determining Fiscal 2009 Performance Goals and their Weighting.    In developing the primary performance goal and the secondary goals and their weightings, management analyzed the relative importance of each goal to Applied’s business strategy and whether a particular goal is appropriate for a specific NEO. Management then recommended goals and their weightings to the Committee. The same process was used in fiscal 2008. The Committee considered these recommendations and set the fiscal 2009 performance goals, weightings and maximum and projected full bonuses for each NEO. The Committee provided input to management during the development process and ultimately accepted management’s recommendations for the performance goals and weightings.

Fiscal 2009 Secondary Performance Goals.    The Committee chose secondary performance goals and their respective weightings for fiscal 2009 that reflected both the scope of each NEO’s role and responsibilities and Applied’s overall business goals. As in fiscal 2008, and for similar reasons, the Committee determined certain company-wide goals were appropriate for Mr. Splinter and Mr. Davis because the goals reflected the breadth of their responsibilities, while business unit-specific and scorecard objectives reflected the NEOs’ influence over their individual business units as well as the Company’s overall performance. The Committee first reviewed and approved the goals for Mr. Splinter. Management then recommended, and the Committee approved, goals for the other NEOs that supported and were consistent with Mr. Splinter’s goals. Each NEO has a secondary performance goal that requires achievement of fiscal 2009 adjusted EPS, within a range scaled to our fiscal 2009 revenue (referred to as the “EPS/Revenue Goal”). Performance against this goal significantly affects the size of the Company-wide bonus pool. A portion of the pool is allocated to each NEO depending on his business unit’s achievements.

The Committee continued to use a scorecard for NEOs other than Mr. Splinter (now referred to as the “executive scorecard”). The executive scorecard comprises one of the secondary performance goals for fiscal 2009. The executive scorecard reflects Applied’s current business strategy, areas of emphasis, and company-wide and business unit-specific strategic and financial goals for fiscal 2009. The executive scorecard consists of eight equally weighted objectives:

•	expand our solar business;

•	increase market share of a specific business;

•	develop certain new products and enter particular new markets;

•	enhance organizational capability and succession planning;

•	develop other new products and businesses;

•	grow a certain existing business;

•	achieve goals related to manufacturing operations and operational performance; and

•	meet goals relating to a multi-year program to enhance business processes and systems.

The following table shows the applicable secondary performance goals and their relative weightings for each NEO for fiscal 2009 under the Bonus Plan:

Fiscal 2009 Secondary Performance Goals and their Relative Weightings

Named Executive Officer	Fiscal 2009 Secondary Performance Goals (and Relative Weightings)
Michael R. Splinter

(1)  Achieve the EPS/Revenue Goal (weighted at 75%);

(2)  Achieve objectives relating to cost reduction, financial and operating performance and leadership (collectively weighted at 12.5%); and

(3)  Achieve objectives relating to product development, strategic position of specific businesses and product lines, and organizational capability (weighted at 12.5%).

Franz Janker

(1)  Achieve the EPS/Revenue Goal and objectives relating to: cost reduction, financial and operating performance, sales and revenue goals for specific products, strategic position of specific businesses and product lines, and organizational capability within Sales and Marketing (collectively weighted at 75%); and

(2)  Achieve executive scorecard objectives (weighted at 25%).

George S. Davis

(1)  Achieve the EPS/Revenue Goal (weighted at 75%);

(2)  Achieve objectives relating to cost reduction, financial and operating performance and leadership (collectively weighted at 12.5%); and

(3)  Enhance business processes and systems, achieve business development objectives, and drive management initiatives (collectively weighted at 12.5%)

Manfred Kerschbaum	(1) Achieve the EPS/Revenue Goal and objectives for Applied Global Services relating to: financial performance (including operating income, revenue and working capital), development of and increased demand for certain products, and organizational capability (collectively weighted at 75%); and

Named Executive Officer	Fiscal 2009 Secondary Performance Goals (and Relative Weightings)
(2) Achieve executive scorecard objectives (weighted at 25%).

Mark R. Pinto

(1)  Achieve the EPS/Revenue Goal and objectives for Energy and Environmental Solutions relating to: financial performance (including operating income, revenue and working capital), strategic position for specific products, solar market development and technology planning, development of new products and businesses, and organizational capability (collectively weighted at 75%); and

(2)  Achieve executive scorecard objectives (weighted at 25%).

Thomas St. Dennis

(1)  Achieve the EPS/Revenue Goal and objectives for Silicon Systems Group relating to: financial performance (including operating income, revenue and working capital), strategic position for specific products, introduction of new products, manufacturing operations, operational performance, and organizational capability (collectively weighted at 75%); and

(2)  Achieve executive scorecard objectives (weighted at 25%).

Likelihood of Achievement.    As in fiscal 2008, management and the Committee considered the likelihood of achievement when recommending and approving, respectively, the performance goals and the maximum and projected full bonuses for fiscal 2009, but did not undertake a detailed statistical analysis of the difficulty of achievement of each separate measure. When it set operating profit as the primary goal, the Committee believed that the goal was appropriate because operating profit is one of our most significant measures of performance. Given the uncertain macro-economic climate, the Committee believed that predicting specific levels of operating profit would be extremely difficult.

At the time that the secondary performance goals were set, the Committee considered actual performance at the 100% level overall to be a stretch goal that would be achievable only with significant effort and skill. For fiscal 2009, the Committee expected that the performance required for achieving the secondary performance goals at the 100% level would be particularly difficult because of extremely challenging economic conditions. As a supplier to the global semiconductor, flat panel display, solar and related industries, Applied is subject to business cycles, the timing, length and volatility of which can be difficult to predict and which vary by reportable segment. In addition, the severe tightening of the credit markets, turmoil in the financial markets and weakening global economy are contributing to slowdowns in these industries, which slowdowns are expected to worsen if these economic conditions are prolonged or deteriorate further. Current negative trends in consumer and business spending and pervasive economic uncertainty have led some customers to decrease factory operations and to reassess their projected capital spending plans. At the time the fiscal 2009 performance goals were set, Applied expected that orders and net sales would be down overall and down across most of our business units for the year. In this environment, the Committee believed that achievement of the secondary performance goals at the 100% level would require outstanding performance from management and significant improvement of macro-economic conditions.

Long-Term Equity Incentive Compensation

Applied’s equity programs are intended to provide a long-term incentive to help achieve our business objectives and to attract, motivate and retain key talent. We provide this incentive through grants of performance shares (also referred to as “restricted stock units” or “stock awards”), restricted stock, and/or stock options, all of which generally vest over multiple years. Applied’s equity program is intended to align the interests of our officers and other employees with those of our stockholders by creating an incentive to maximize stockholder value. The Committee believes that Applied’s ability to attract, retain and motivate our officers and other key employees is critical to achieving our strategic goals. Moreover, the vesting of equity awards granted to the NEOs and other senior executive officers typically requires the achievement of performance goals.

When Awards are Granted.    The Committee grants equity awards to our NEOs under our stockholder-approved Employee Stock Incentive Plan at Committee meetings or by unanimous written consent. Grants become effective on the date of approval (which, if approved by unanimous written consent, is the date the last Committee member’s signature is obtained) or a predetermined future date. In the case of stock options, all grants have a per-share exercise price at least equal to the fair market value of Applied’s common stock on the grant date.

In fiscal 2008, NEOs received a grant of equity awards only at the Committee’s December 2007 meeting. The Committee has not granted, nor does it intend in the future to grant, equity compensation awards in anticipation of the release of material, nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, Applied has not timed, nor does it intend in the future to time, the release of material, nonpublic information based on equity award grant dates.

Allocation Among Different Types of Equity Awards.    The Committee and management regularly monitor the environment in which Applied operates, and make changes to our equity program to help us meet our goals, including achieving long-term stockholder value and attracting, motivating and retaining top talent. Given the competitive environment and in order to provide more predictable value to our NEOs and other employees, since fiscal 2007, Applied has primarily granted performance shares. The Committee intends our equity program to remain flexible to meet future market conditions and will change the program if conditions warrant. The Committee considers it important to retain a balance between awards that provide high incentive value, such as options, and awards that provide more predictable value, such as performance shares. In considering whether to grant performance shares, stock options, other types of awards, or a combination of awards, the Committee will consider both current and expected incentive and retention needs, market competitiveness and our business strategies. The Committee also considers the expense against earnings for accounting purposes compared to the expected benefit of new awards to Applied and NEOs, as well as the value of awards already held by NEOs.

Individual grants to each NEO are determined based on a variety of factors. For fiscal 2008, Applied targeted the value of our equity awards to be in approximately the 75th percentile of our peer group, based on information gathered from publicly available sources and market surveys. Variations from this target percentile resulted from a number of considerations. These included an NEO’s job performance and contributions, skill set, prior experience, and time in his position and/or with Applied, as well as internal equity considerations, pressures to attract and retain talent, and business conditions.

For fiscal 2009, in order to reduce the cost of our equity program while still providing meaningful equity awards, we currently expect to lower our target value for equity awards from the 75th percentile to a range of between the 50th and 75th percentile of our peer group. Each grant’s position within, or potentially outside of, this range will depend on the factors described above. To date, no equity compensation awards have been granted to our NEOs in fiscal 2009.

Mr. Splinter makes recommendations with respect to the type and size of equity awards. The Committee generally has agreed with management’s equity award recommendations, but in certain cases, the Committee’s decisions have differed from these recommendations.

Fiscal 2008 Equity Awards

In December 2007, the Committee granted performance shares to our NEOs. Mr. Splinter also received some restricted stock due to limits on the number of performance shares that may be granted to any person in any single fiscal year under our Employee Stock Incentive Plan. The restricted stock was subject to the same performance and vesting requirements as the performance shares and therefore provides the same retention and incentive value as performance shares.

Vesting of Equity Awards.    The equity awards granted to our NEOs were performance-based and also required satisfaction of an additional time-based, 25% per year vesting schedule. These awards vest only upon achievement of the performance goals described below and additionally require continued employment with Applied. The Committee and management believe that granting the NEOs performance-based awards demonstrates our commitment to using our equity program effectively and to matching executive pay with actual performance. These grants were intended to retain and motivate these employees, while requiring high performance.

The performance goals require achievement of targeted relative annual operating profit margin levels. In order to potentially vest all of the shares awarded, Applied’s annual operating profit margin, in at least one of the four fiscal years beginning with fiscal 2008, must rank at or above the 75th percentile for our peer group. This is a higher performance threshold than was used in fiscal 2007 (for which a ranking at the 65th percentile was required).

If in a particular fiscal year, Applied does not achieve the targeted rank position within the peer group, then for each five-percentile points that Applied is below the 75th percentile, the percentage of shares that otherwise would become eligible to vest will be reduced by 15%. In addition, if Applied does not achieve the 50th percentile rank within the peer group in a particular fiscal year, no shares will become eligible to vest that year. Shares that do not become eligible to vest in a particular year may become eligible to vest in subsequent years, but after the fourth fiscal year (fiscal 2011), any shares not eligible to vest because the required performance goal was not achieved will be forfeited. Even after meeting the above performance goals, an NEO must remain an employee of Applied through December 19 of the four calendar years following grant (through December 19, 2011) in order for all of the shares to vest (25% per year commencing December 19, 2008 through 2011). We believe that the combination of performance goals and continuing employment requirements demonstrates our continuing commitment to pay for performance and prudently manage our long-term equity incentive program.

Achievement of Performance.    For fiscal 2008, the business was managed effectively in a very volatile economic environment, and Applied’s operating profit margin ranked at the 68th percentile of the peer group. This performance resulted in 70% of the performance shares becoming eligible to vest under the four-year, time-based vesting schedule. The first tranche of 25% of the eligible performance shares vested on December 19, 2008. The 30% of the performance shares that did not become eligible to vest due to Applied’s not achieving the 75th percentile may be earned, depending on future performance, in any of the next three fiscal years.

Likelihood of Achievement.    When the Committee set these goals, it considered them to be goals that would be achievable only with significant effort and skill. In particular, in fiscal 2008 the Committee increased the operating profit margin that was required to become eligible for vesting as compared to prior grants, therefore requiring stronger performance as compared to our peer group than had been previously required. At the time the grants were made, the Committee expected that the performance targets would be particularly difficult to achieve because they required delivery of growth in challenging market conditions, including certain emerging markets whose characteristics were difficult to predict. In the semiconductor industry, uncertain economic conditions, including those relating to energy prices, credit concerns and changes in consumer confidence, were expected to, and actually did, lead to lower overall demand for semiconductor equipment products compared to fiscal 2007. When the fiscal 2008 goals were set, Applied expected that demand for flat panel display equipment would recover in fiscal 2008. In fact, demand for flat panel display equipment exceeded our expectations. The Committee also believed that growth in other markets, such as solar, was achievable with substantial effort and skill.

Fiscal 2009 Equity Awards

To date in fiscal 2009, no equity compensation awards have been granted to our NEOs. The Committee expects to consider making grants later in fiscal 2009 but has not made any commitment that any grants actually will be made.

Deferred Compensation Plan

Applied’s 2005 Executive Deferred Compensation Plan (the “2005 EDCP”) allows our NEOs and other eligible employees voluntarily to defer receipt of some of their compensation on a pre-tax basis. The 2005 EDCP allows eligible employees to defer more compensation than they otherwise would be permitted to defer under Applied’s Employee Savings and Retirement Plan (the “401(k) Plan”). Applied offers the 2005 EDCP as a competitive practice to enable it to attract and retain top talent.

Under the 2005 EDCP, an eligible employee may defer his or her base salary above a specified amount, eligible bonus payments, and/or eligible severance payments. Compensation that may be deferred includes only amounts that already have been earned by the participant and that otherwise would have been paid in cash to him or her. Amounts deferred are credited with what the Committee believes is a reasonable and conservative rate of interest. The rate is the sum of (a) the yield-to-maturity of five-year U.S. Treasury notes, plus (b) 1.50%. Applied makes no matching or other employer contributions to the 2005 EDCP.

The 2005 EDCP is evaluated for competitiveness in the marketplace from time to time, but due to its conservative design, the level of benefits provided typically is not taken into account in determining an NEO’s overall compensation package for a particular year.

Retirement Benefits under the 401(k) Plan and Generally Available Benefits Programs

Substantially all U.S. employees, including the NEOs, are eligible for the 401(k) Plan, a tax-qualified retirement plan. Eligible employees receive matching contributions from Applied that vest based on continued employment with Applied. We do not provide defined benefit pension plans or defined contribution retirement plans to the NEOs or other employees other than: (a) the 401(k) Plan, or (b) as required in certain countries outside the United States for legal or competitive reasons. While employed at Applied’s offices in Germany from 1983 to 1997, Mr. Kerschbaum participated in a defined benefit pension plan available to other Applied employees in Germany and he has a benefit that has accrued under that plan.

Applied offers a number of other benefits programs that allow broad-based employee participation, including a tax-qualified employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, wellness programs, relocation/expatriate programs and services, educational assistance, employee assistance, and certain other benefits. The NEOs are eligible to participate in these programs on the same basis as other U.S. employees. The NEOs also are eligible for an annual physical examination that is more extensive than that provided under Applied’s standard plans. Employees at the level of director and above also accrue more vacation days than are typically provided to other Applied employees.

The 401(k) Plan and other generally available benefits programs allow Applied to remain competitive for employee talent, and the Committee believes that the availability of these benefits programs generally enhances employee productivity. The main objectives of Applied’s benefits programs are to give our employees access to health care, financial assistance with survivor and disability benefits, assistance in achieving retirement financial goals and enhanced health and productivity, and to support global workforce mobility, in full compliance with applicable legal requirements. These benefits typically are not considered in determining an individual NEO’s total compensation.

Applied annually benchmarks its overall benefits programs, including the 401(k) Plan (excluding the 2005 EDCP) against our peers, using Towers Perrin’s BenVal survey data. Applied generally targets its overall benefits programs, excluding the 2005 EDCP, at approximately the 50th percentile, which the Committee believes allows us to remain competitive in attracting and retaining talent. We also evaluate the competitiveness of our 401(k) Plan against plans of other technology companies. We analyze changes to our benefits programs in light of the overall objectives of the program, including the effectiveness of the retention and incentive features of such programs and our targeted percentile range.

Stock Ownership Guidelines

We have stock ownership guidelines to more closely align the interests of our directors and NEOs with those of our stockholders. As adopted in December 2004, the guidelines provided that non-employee directors should maintain an investment in Applied stock with a value of at least $200,000. In fiscal 2008, this amount was increased to $300,000. The new ownership level should be achieved within five years from the later of December 7, 2004, or the director’s initial election or appointment. The CEO and Chairman of the Board each should own Applied stock with a value of at least five times his or her annual base salary. NEOs other than the CEO should own Applied stock with a value of at least three times their annual base salary. The investment level should be achieved within a specified period or, in any event, no later than five years following an officer’s initial appointment. Applied has an insider trading policy which, among other things, prohibits insiders from short sales and trading in publicly listed options for Applied shares. Other than these prohibitions, Applied has no specific policy regarding hedging of stock ownership positions.

Additional Information Regarding NEO Compensation

The targeted total cash and equity compensation for each NEO was determined based on the philosophies and processes discussed above. Information regarding each NEO’s fiscal 2008 compensation is included in the Summary Compensation Table below. The following discussion provides additional information regarding fiscal 2008 and fiscal 2009 compensation decisions relating to each NEO.

Michael R. Splinter.    As was the case for each of our NEOs, Mr. Splinter’s targeted total cash and equity compensation for fiscal 2008 was determined in accordance with our compensation philosophy described above, including the targeting of his compensation to align with peer group practices. In setting Mr. Splinter’s targeted total cash and equity compensation, the Committee considered that the CEO significantly and directly influences Applied’s overall performance.

In order to reward Mr. Splinter’s strong fiscal 2007 performance, in December 2007 the Committee increased Mr. Splinter’s fiscal 2008 base salary by 4%, which resulted in a base salary that was approximately 5% above the 50th percentile of Applied’s peer group. The Committee also considered that Mr. Splinter’s base salary was not increased for fiscal 2007, despite his strong performance in fiscal 2006. Mr. Splinter’s base salary was not increased for fiscal 2009 and instead has been reduced by 10% as a cost savings measure. Mr. Splinter’s fiscal 2008 bonus opportunity was targeted at 175% of his base salary, which was the same percentage targeted for him in fiscal 2007. Mr. Splinter’s actual bonus for fiscal 2008 was 66% of his base salary at the end of fiscal 2008 (or 38% of his projected full bonus). His projected full bonus for fiscal 2009 remains at 175% of his base salary. For fiscal 2008, his targeted total cash compensation was at approximately the 65th percentile, and for fiscal 2009, was approximately 7% above the 65th percentile (excluding the effect of the 10% reduction in base salary).

In December 2007, Mr. Splinter was granted a combination of performance shares and restricted stock under which a maximum of 450,000 shares for the fiscal 2008 grants could be earned. Due to limits on individual grants under Applied’s equity plan, 100,000 shares of the 450,000 that may be earned were granted in shares of restricted stock with terms materially similar to the performance shares. The fiscal 2008 grants were approximately 9% below the 75th percentile of the peer group, but the Committee believed the grants were appropriate to motivate and retain Mr. Splinter.

Mr. Splinter’s compensation is higher than the compensation of other NEOs due to the unique nature and broad scope of a chief executive officer’s leadership responsibilities, the unique accountability a chief executive officer carries with respect to the company’s performance, and the particularly competitive market for attracting and retaining highly talented chief executive officers. Mr. Splinter led Applied in achieving strong financial performance in fiscal 2007 and strong operational performance in fiscal 2008, despite very challenging conditions. He oversaw the consolidation of various product business groups into the newly created Silicon Systems Group in order to realize synergies and efficiencies across product platforms, engineering, manufacturing and the supply chain and to improve innovation on next-generation technologies that are critical to Applied’s customers. In addition, Mr. Splinter positioned Applied to take advantage of new opportunities, particularly in the solar business. He has also fostered a strong leadership team at Applied.

In order to recruit Mr. Splinter to Applied, we agreed to provide him with certain severance benefits if we terminate his employment without cause. See the section below entitled “Employment Contract” for more details. We believe that this severance package is appropriate for an executive of Mr. Splinter’s caliber and for Applied’s size and complexity. In December 2008, the Committee changed the severance package so that any bonuses paid to Mr. Splinter under our Bonus Plan may continue to qualify as performance-based compensation under Code Section 162(m). The change will allow Applied to continue to receive a full federal income tax deduction for these bonuses. Mr. Splinter no longer will be eligible for a severance payment equal to one year’s base compensation plus 100% of his target bonus for the year of termination. Under the revised arrangement, Mr. Splinter now will be eligible for a payment equal to 275% of his then-current base salary if we terminate his employment without cause. This change was intended to provide Mr. Splinter with approximately the same potential severance benefits as originally provided.

Franz Janker.    In December 2007, the Committee increased Mr. Janker’s base salary by 8% to reward him for successfully leading our sales and marketing functions, including expansion into important new markets. The increase also achieved the desired market level for this position and resulted in a base salary that was 1% under the 50th percentile of Applied’s peer group. Mr. Janker’s base salary was not increased for fiscal 2009 and instead has been reduced by 10% as a cost savings measure. Mr. Janker’s fiscal 2008 projected full bonus remained at 125% of his base salary, which was the same percentage targeted for him in fiscal 2007. There was insufficient market data for targeted total cash compensation for his position, but Mr. Janker’s fiscal 2008 projected full bonus percentage was set to be consistent with the projected full bonus percentages of other NEOs. Mr. Janker’s actual bonus for fiscal 2008 was 77% of his base salary at the end of fiscal 2008 (or 62% of his projected full bonus). For fiscal 2009, Mr. Janker’s projected full bonus, as a percentage of base salary, remains at 125% of his base salary, resulting in targeted total cash compensation that is 12% below the 65th percentile (excluding the effect of the 10% reduction in base salary).

For fiscal 2008, Mr. Janker was granted performance shares under which a maximum of 200,000 shares could be earned, which was 12% below the 75th percentile targeted. The Committee believed that the grant was appropriate to motivate and retain Mr. Janker.

George S. Davis.    In December 2007, the Committee increased Mr. Davis’ base salary by 14% to reward his strong performance as CFO. This increase also was appropriate to approach the desired market positioning for a CFO and resulted in a level approximately 9% below the 50th percentile of Applied’s peer group. In determining the size of the increase, the Committee considered that Mr. Davis still was relatively new to the CFO role. Mr. Davis’ base salary was not increased for fiscal 2009 and instead has been reduced by 10% as a cost savings measure. Mr. Davis’ fiscal 2008 projected full bonus remained at 125% of his base salary, which was the same percentage targeted for him in fiscal 2007, resulting in targeted total cash compensation approximately 8% below the 65th percentile. Mr. Davis’ actual bonus for fiscal 2008 was 78% of his base salary at the end of fiscal 2008 (or 62% of his projected full bonus). His projected full bonus for fiscal 2009 remains at 125% of his base salary, resulting in targeted total cash compensation that is 4% below the 65th percentile (excluding the effect of the 10% reduction in base salary).

For fiscal 2008, Mr. Davis was granted performance shares under which a maximum of 175,000 shares could be earned, which was 2% above the 75th percentile targeted. The Committee believed that the grant size was sufficiently close to the targeted percentile and appropriate to motivate and retain Mr. Davis.

Manfred Kerschbaum.    In December 2007, the Committee raised Mr. Kerschbaum’s base salary by 4% to reward him for leading Applied Global Services. This base salary was approximately 23% above the 50th percentile of Applied’s peer group. The variation from the 50th percentile was due to the change in Applied’s peer group for fiscal 2008, as well as Mr. Kerschbaum’s long-term service to Applied and his leadership of Applied Global Services. Mr. Kerschbaum’s base salary was not increased for fiscal 2009 and instead has been reduced by 10% as a cost savings measure. Mr. Kerschbaum’s fiscal 2008 projected full bonus was increased to 115% of his base salary, from his fiscal 2007 projected full bonus of 110% of base salary. This resulted in targeted total cash compensation approximately 7% above the 65th percentile. The increases and the variation from the 65th percentile reflected his strong performance in leading Applied Global Services. Mr. Kerschbaum’s actual bonus for fiscal 2008 was 62% of his base salary at the end of fiscal 2008 (or 54% of his projected full bonus). His projected full bonus for fiscal 2009 remains at 115% of his base salary, resulting in targeted total cash compensation that is 10% above the 65th percentile (excluding the effect of the 10% reduction in base salary).

For fiscal 2008, Mr. Kerschbaum was granted performance shares under which a maximum of 125,000 shares could be earned, which was 15% below the 75th percentile targeted. The Committee believed that the grant was appropriate to motivate and retain Mr. Kerschbaum.

Mark R. Pinto.    In December 2007, the Committee raised Dr. Pinto’s base salary by 10% to reward his leadership of Energy and Environmental Solutions (“EES”) and his strong performance as Chief Technology Officer of Applied. This base salary was approximately 34% above the 50th percentile of Applied’s peer group. The variation from the 50th percentile recognizes his achievements in developing the EES business, and in particular the rapidly growing solar business, which Applied entered in fiscal 2006 and which represents a significant growth opportunity for Applied. The variation also was related to the change in Applied’s peer group for fiscal 2008. Dr. Pinto’s base salary was not increased for fiscal 2009 and instead has been reduced by 10% as a cost savings measure. Dr. Pinto’s fiscal 2008 projected full bonus remained at 125% of his base salary, which was the same percentage targeted for him in fiscal 2007. This resulted in targeted total cash compensation approximately 22% above the 65th percentile. The variation from the 65th percentile recognized his critical role in leading EES. Dr. Pinto’s actual bonus for fiscal 2008 was 89% of his base salary at the end of fiscal 2008 (or 71% of his projected full bonus). His projected full bonus for fiscal 2009 remains at 125% of his base salary, resulting in targeted total cash compensation that is 33% above the 65th percentile (excluding the effect of the 10% reduction in base salary).

For fiscal 2008, Dr. Pinto was granted performance shares under which a maximum of 200,000 shares could be earned, which was approximately 37% above the 75th percentile targeted. The variation from the targeted percentile was intended to provide increased retention value to equity awards and recognized Dr. Pinto’s critical role in leading and expanding the EES business. The Committee believed that the grant was appropriate to motivate and retain Dr. Pinto.

Thomas St. Dennis.    In December 2007, the Committee raised Mr. St. Dennis’ base salary by 6% to reward his enhanced role and increased responsibilities in leading our consolidated Silicon Systems Group. This base salary was approximately 25% above the 50th percentile of Applied’s peer group. The variation from the 50th percentile was due to his enhanced role and the change in Applied’s peer group for fiscal 2008. Mr. St. Dennis’ base salary was not increased for fiscal 2009 and instead has been reduced by 10% as a cost savings measure. Mr. St. Dennis’ fiscal 2008 projected full bonus remained at 125% of his base salary, which was the same percentage targeted for him in fiscal 2007. This resulted in targeted total cash compensation approximately 14% above the 65th percentile. Mr. St. Dennis’ actual bonus for fiscal 2008 was 68% of his base salary at the end of fiscal 2008 (or 54% of his projected full bonus). His projected full bonus for fiscal 2009 remains at 125% of his base salary, resulting in targeted total cash compensation that is 6% above the 65th percentile (excluding the effect of the 10% reduction in base salary).

For fiscal 2008, Mr. St. Dennis was granted performance shares under which a maximum of 150,000 shares could be earned, which was just 2% above the 75th percentile targeted. The Committee believed that the grant was appropriate to motivate and retain Mr. St. Dennis.

Separation Arrangements for NEOs

Applied does not have employment, severance or change of control agreements with any of its named executive officers, other than the benefits described above for Mr. Splinter.

The following table shows each NEO’s severance arrangements (if any), as well as any payments and benefits that each NEO would have been entitled to receive had he been terminated without cause as of October 26, 2008, the last day of fiscal 2008:

Severance Payments and Benefits

Named Executive Officer	Cash Payments	Vesting Acceleration	Other Benefits	Additional Change in Control Cash Payments, Vesting Acceleration and Other Benefits
Michael R. Splinter	$2,695,000	Option to purchase 225,000 shares of common stock.	None.	$0

Franz Janker	$0	None.	None.	$0

George S. Davis	$0	None.	None.	$0

Manfred Kerschbaum	$0	None.	None.	$0

Mark R. Pinto	$0	None.	None.	$0

Thomas St. Dennis	$0	None.	None.	$0

Accounting and Tax Considerations

In designing our compensation programs, we consider the potential accounting and tax effects on Applied and our employees. Applied aims to limit the total expense from our compensation programs while still meeting the goals of these programs. In apportioning between different elements of compensation, we also consider the expense from each separate element. For example, if Applied increases benefits under one program resulting in higher compensation expense, Applied may seek to decrease costs under another program. Applied also seeks to provide tax-advantaged benefits for employees where practical and affordable to Applied, including for example, the 401(k) Plan, the Employees’ Stock Purchase Plan and the 2005 EDCP.

In choosing the elements of our compensation program and allocating between elements, Applied considers whether the element may be considered “performance-based” compensation for purposes of Section 162(m) of the Code. Under Section 162(m), Applied generally receives a federal income tax deduction for compensation paid to the CEO and three other most highly compensated executive officers (excluding the CFO) only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). Our Employee Stock Incentive Plan and Bonus Plan were designed to permit the Committee to award compensation that is “performance-based” and thus fully tax-deductible by Applied. The Committee generally has granted equity awards and bonuses to NEOs that were intended to qualify as performance-based compensation under Code Section 162(m). The Committee currently intends to continue seeking a tax deduction for Applied’s executive compensation to the extent that the Committee determines that it is in Applied’s best interests.

Also, Section 280G, Section 4999 and Section 409A of the Code impose additional taxes beyond ordinary income taxes under specified circumstances. Applied has no policy or commitment to provide any NEO or director with any gross-up or other reimbursement for these additional taxes. Code Sections 280G and 4999 impose additional taxes on certain payments or benefits in connection with a change in control of Applied, and also provide that Applied or its successor could lose a tax deduction on these payments and benefits. Section 409A imposes additional taxes on certain non-qualifying “deferred compensation.” To assist in preventing the imposition of additional tax under Section 409A, Applied has structured its compensation and benefits arrangements in a manner intended to comply with Section 409A.

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, the following current and former directors have at one time been members of Applied’s Human Resources and Compensation Committee: Michael H. Armacost, Aart J. de Geus, Thomas J. Iannotti, Willem P. Roelandts (Chair) and James E. Rogers. Mr. Armacost retired from Applied’s Board effective March 11, 2008. None of the Committee’s current or former members has at any time been an officer or employee of Applied.

None of Applied’s named executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Applied’s Board or Human Resources and Compensation Committee.

Human Resources and Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2008. Based on the review and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in Applied’s Proxy Statement for its 2009 Annual Meeting of Stockholders.

This report is submitted by the Committee.

Willem P. Roelandts (Chair)

Aart J. de Geus

Thomas J. Iannotti

James E. Rogers

Summary Compensation

The following table shows compensation information for fiscal 2006, 2007 and 2008 for the named executive officers.

Summary Compensation Table

For Fiscal 2006, 2007 and 2008

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(4)	All Other Compensation ($)(5)		Total ($)
Michael R. Splinter	2008	929,385	—	6,638,803	3,402,412	650,000	—	12,271	(6)	11,632,871
President, Chief Executive Officer	2007	945,000	—	3,660,538	6,706,548	1,622,329	—	12,631	(7)	12,947,046
	2006	945,000	—	278,795	7,953,059	1,790,303	—	417,879	(8)	11,385,036

Franz Janker	2008	559,815	—	3,556,971	1,133,495	460,000	728	11,341	(9)	5,722,350
Executive Vice President,	2007	542,308	—	2,461,207	2,195,054	856,625	4,983	11,021	(10)	6,071,198
Sales and Marketing	2006	492,308	—	334,553	2,649,618	786,375	8,448	10,853	(11)	4,282,155

George S. Davis(12)	2008	479,631	—	2,556,745	230,168	400,000	79	14,434	(13)	3,681,057
Senior Vice President,	2007	435,892	—	1,486,576	326,645	639,563	238	10,908	(14)	2,899,822
Chief Financial Officer	2006	339,926	—	43,306	522,526	367,665	477	10,585	(15)	1,284,485

Manfred Kerschbaum	2008	478,135	—	2,438,556	521,852	315,000	558	11,197	(16)	3,765,298
Senior Vice President,	2007	477,777	—	1,820,307	960,084	626,863	3,820	39,059	(17)	3,927,910
General Manager Applied Global Services	2006	415,584	—	221,084	1,089,011	534,419	5,114	10,689	(18)	2,275,901

Mark R. Pinto	2008	516,923	—	2,977,243	261,836	490,000	—	11,265	(19)	4,257,267
Senior Vice President,	2007	492,224	—	1,747,992	317,571	815,625	—	11,004	(20)	3,384,416
Chief Technology Officer and General Manager Energy and Environmental Solutions	2006	426,404	—	136,813	337,959	550,670	—	10,716	(21)	1,462,562

Thomas St. Dennis	2008	485,895	—	2,929,444	896,310	350,000	97	862	(22)	4,662,608
Senior Vice President,	2007	479,615	—	2,317,523	898,164	777,213	518	858	(23)	4,473,891
General Manager Silicon Systems Group	2006	450,000	—	751,667	948,045	608,515	242	175,722	(24)	2,934,191

(1)	Stock awards consist only of performance shares (also called “restricted stock units”), except for shares of restricted stock held by Mr. Splinter. Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by Applied in fiscal 2008 for stock awards as determined pursuant to FAS 123R. These compensation costs reflect stock awards granted in and prior to fiscal 2008. The assumptions used to calculate the value of stock awards are set forth in Note 1 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2008 filed with the SEC on December 12, 2008.
(2)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by Applied in fiscal 2008 for option awards as determined pursuant to FAS 123R. These compensation costs reflect option awards granted in and prior to fiscal 2006. The assumptions used to calculate the value of option awards are set forth in Note 1 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2004 and 2007 filed with the SEC on December 15, 2004 and December 14, 2007, respectively.
(3)	Amounts consist of bonuses earned for services rendered in the respective fiscal years. For fiscal 2008 and 2007, all bonuses were paid under the Senior Executive Bonus Plan. For fiscal 2006, the bonuses to Messrs. Splinter and Janker were paid under the Senior Executive Bonus Plan, and the bonuses to Mr. Davis, Mr. Kerschbaum, Dr. Pinto and Mr. St. Dennis were paid under the Global Executive Incentive Plan.
(4)	Amounts consist of above-market or preferential earnings on compensation that was deferred in or prior to the relevant fiscal year under the Applied Materials, Inc. Executive Deferred Compensation Plan and/or the 2005 Executive Deferred Compensation Plan. These amounts for fiscal 2008 are also reported in the Non-Qualified Deferred Compensation Table below under the column entitled “Aggregate Earnings in Last Fiscal Year.” The aggregate change in the actuarial present value of Mr. Kerschbaum’s accumulated pension benefits was negative for each of the fiscal years and is not reported in this table (for further information regarding Mr. Kerschbaum’s pension benefits, see the Pension Benefits for Fiscal 2008 table below).
(5)	Unless otherwise indicated, (a) the amounts in this column consist of matching contributions made by Applied under the tax-qualified 401(k) Plan, which provides for broad-based employee participation, and (b) no named executive officer except for Mr. Splinter (see footnote 8 below) individually received perquisites or other personal benefits with a value that exceeded $3,000 in the aggregate.
(6)	This amount consists of (a) Applied’s matching contribution of $10,350 under the tax-qualified 401(k) Plan and (b) Applied’s payment on behalf of Mr. Splinter of $1,176 in term life insurance premiums and $745 for supplemental medical benefits.

(7)	This amount consists of (a) Applied’s matching contribution of $10,125 under the tax-qualified 401(k) Plan, (b) a payment of $750 to Mr. Splinter under Applied’s Patent Incentive Award Program, and (c) Applied’s payment on behalf of Mr. Splinter of $1,141 in term life insurance premiums and $615 for supplemental medical benefits.
(8)	This amount consists of (a) Applied’s matching contribution of $9,900 under the tax-qualified 401(k) Plan, (b) a payment of $750 to Mr. Splinter under Applied’s Patent Incentive Award Program, (c) Applied’s payment on behalf of Mr. Splinter of $953 in term life insurance premiums, and (d) $406,276 incurred by Applied in connection with Applied’s purchase and sale of Mr. Splinter’s former residence under Applied’s Relocation Policy.
(9)	This amount consists of (a) Applied’s matching contribution of $10,350 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Janker of $991 in term life insurance premiums.
(10)	This amount consists of (a) Applied’s matching contribution of $10,125 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Janker of $896 in term life insurance premiums.
(11)	This amount consists of (a) Applied’s matching contribution of $9,900 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Janker of $953 in term life insurance premiums.
(12)	Mr. Davis became Chief Financial Officer on November 1, 2006.
(13)	This amount consists of (a) Applied’s matching contribution of $10,350 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Davis of $849 in term life insurance premiums and $3,235 for supplemental medical benefits.
(14)	This amount consists of (a) Applied’s matching contribution of $10,125 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Davis of $783 in term life insurance premiums.
(15)	This amount consists of (a) Applied’s matching contribution of $9,900 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Davis of $685 in term life insurance premiums.
(16)	This amount consists of (a) Applied’s matching contribution of $10,350 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Kerschbaum of $847 in term life insurance premiums.
(17)	This amount consists of (a) a payment of $28,080 to Mr. Kerschbaum pursuant to a special one-time bonus payment for eligible employees who were subject to Applied’s trading blackout period and held certain Applied stock options that expired unexercised during such period, (b) Applied’s matching contribution of $10,125 under the tax-qualified 401(k) Plan, and (c) Applied’s payment on behalf of Mr. Kerschbaum of $854 in term life insurance premiums.
(18)	This amount consists of (a) Applied’s matching contribution of $9,900 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Kerschbaum of $789 in term life insurance premiums.
(19)	This amount consists of (a) Applied’s matching contribution of $10,350 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Dr. Pinto of $915 in term life insurance premiums.
(20)	This amount consists of (a) Applied’s matching contribution of $10,125 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Dr. Pinto of $879 in term life insurance premiums.
(21)	This amount consists of (a) Applied’s matching contribution of $9,900 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Dr. Pinto of $816 in term life insurance premiums.
(22)	This amount consists of Applied’s payment on behalf of Mr. St. Dennis of $862 in term life insurance premiums.
(23)	This amount consists of Applied’s payment on behalf of Mr. St. Dennis of $858 in term life insurance premiums.
(24)	This amount consists of (a) Applied’s payment on behalf of Mr. St. Dennis of $722 in term life insurance premiums, and (b) a new hire bonus payment of $175,000.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal 2008, which ended on October 26, 2008. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2008 Year-End table below.

Grants of Plan-Based Awards

For Fiscal 2008

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael R. Splinter	12/10/2007	—	—	—	87,500	350,000	350,000	—	—	—	6,331,500
	12/10/2007	—	—	—	25,000	100,000	100,000	—	—	—	1,808,000
	—	0	1,715,000	5,000,000	—	—	—	—	—	—	—

Franz Janker	12/10/2007	—	—	—	50,000	200,000	200,000	—	—	—	3,618,000
	—	0	742,500	2,227,500	—	—	—	—	—	—	—

George S. Davis	12/10/2007	—	—	—	43,750	175,000	175,000	—	—	—	3,165,750
	—	0	641,250	1,923,750	—	—	—	—	—	—	—

Manfred Kerschbaum	12/10/2007	—	—	—	31,250	125,000	125,000	—	—	—	2,261,250
	—	0	580,060	1,740,180	—	—	—	—	—	—	—

Mark R. Pinto	12/10/2007	—	—	—	50,000	200,000	200,000	—	—	—	3,618,000
	—	0	687,500	2,062,500	—	—	—	—	—	—	—

Thomas St. Dennis	12/10/2007	—	—	—	37,500	150,000	150,000	—	—	—	2,713,500
	—	0	642,625	1,927,875	—	—	—	—	—	—	—

(1)	Amounts shown are estimated possible payouts for fiscal 2008 under the Senior Executive Bonus Plan. These amounts are based on the individual’s fiscal 2008 base salary and position. The maximum amount shown is three times the target amount for each of the named executive officers, except for the amount for Mr. Splinter, which is the maximum amount payable per participant in any performance period under the Senior Executive Bonus Plan. Actual bonuses received by the named executive officers for fiscal 2008 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(2)	Awards shown are stock awards and consist only of performance shares (also called “restricted stock units”), except for an award to Mr. Splinter of 100,000 shares of restricted stock. All awards shown were granted under Applied’s Employee Stock Incentive Plan and were subject to the achievement of specific performance goals that related to annual operating profit (also referred to as “controllable profit”). For fiscal 2008, Applied’s operating profit performance resulted in 70% of the awards becoming eligible to vest. The first 25% of the eligible awards vested on December 19, 2008 and the remaining 75% of the eligible awards are scheduled to vest in three equal, annual installments beginning December 19, 2009 (subject to the named executive officers’ continued employment with Applied through each applicable vesting date). The 30% of the awards that did not become eligible to vest may be earned depending on Applied’s performance in any of the next three fiscal years.
(3)	The value of a stock award is based on the fair value of such award as of the grant date determined pursuant to FAS 123R.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2008, which ended on October 26, 2008. The stock awards identified as equity incentive plan awards in the table below are also reported in the Grants of Plan-Based Awards table on the previous page.

Outstanding Equity Awards at Fiscal 2008 Year-End

Name	Option Awards						Stock Awards(1)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
Michael R. Splinter	400,000	—		—	22.45	12/8/2010	—		—	—		—
	700,000	—		—	22.45	12/8/2010	—		—	—		—
	705,000	—		—	17.56	12/7/2011	—		—	—		—
	675,000	225,000	(4)	—	19.20	12/13/2012	—		—	—		—
	1,200,000	—		—	15.72	5/12/2013	—		—	—		—
	—	—		—	—	—	12,500	(5)	142,500	—		—
	—	—		—	—	—	262,500	(6)	2,992,500	—		—
	—	—		—	—	—	112,500	(7)	1,282,500	450,000	(8)	5,130,000

Franz Janker	40,000	—		—	15.07	11/19/2009	—		—	—		—
	20,000	—		—	15.07	11/19/2009	—		—	—		—
	235,000	—		—	14.57	12/11/2009	—		—	—		—
	100,000	—		—	23.74	11/17/2010	—		—	—		—
	240,000	—		—	23.74	11/17/2010	—		—	—		—
	260,000	—		—	17.56	12/7/2011	—		—	—		—
	187,500	62,500	(4)	—	19.20	12/13/2012	—		—	—		—
	—	—		—	—	—	15,000	(5)	171,000	—		—
	—	—		—	—	—	112,500	(9)	1,282,500	—		—
	—	—		—	—	—	112,500	(9)	1,282,500	200,000		2,280,000

George S. Davis	35,000	—		—	15.07	11/19/2009	—		—	—		—
	25,000	—		—	15.07	11/19/2009	—		—	—		—
	40,000	—		—	17.39	7/11/2010	—		—	—		—
	80,000	—		—	22.58	10/29/2010	—		—	—		—
	115,000	—		—	22.58	10/29/2010	—		—	—		—
	125,000	—		—	16.12	11/3/2011	—		—	—		—
	45,000	15,000	(10)	—	18.64	12/1/2012	—		—	—		—
	—	—		—	—	—	2,000	(11)	22,800	—		—
	—	—		—	—	—	75,000	(12)	855,000	—		—
	—	—		—	—	—	75,000	(12)	855,000	175,000		1,995,000

Manfred Kerschbaum	35,000	—		—	15.07	11/19/2009	—		—	—		—
	65,000	—		—	14.57	12/11/2009	—		—	—		—
	40,000	—		—	17.39	7/11/2010	—		—	—		—
	100,000	—		—	22.58	10/29/2010	—		—	—		—
	200,000	—		—	22.58	10/29/2010	—		—	—		—
	62,500	—		—	16.12	11/3/2011	—		—	—		—
	78,750	26,250	(10)	—	18.64	12/1/2012	—		—	—		—
	108,750	36,250	(4)	—	19.20	12/13/2012	—		—	—		—
	—	—		—	—	—	3,000	(11)	34,200	—		—
	—	—		—	—	—	7,000	(5)	79,800
	—	—		—	—	—	93,750	(13)	1,068,750	—		—
	—	—		—	—	—	75,000	(12)	855,000	125,000		1,425,000

Name	Option Awards						Stock Awards(1)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
Mark R. Pinto	400,000	—		—	23.39	1/14/2011	—		—	—	—
	125,000	—		—	16.12	11/3/2011	—		—	—	—
	60,750	20,250	(10)	—	18.64	12/1/2012	—		—	—	—
	—	—		—	—	—	2,500	(11)	28,500	—	—
	—	—		—	—	—	3,750	(14)	42,750	—	—
	—	—		—	—	—	93,750	(13)	1,068,750	—	—
	—	—		—	—	—	75,000	(12)	855,000	200,000	2,280,000

Thomas St. Dennis	300,000	100,000	(15)	—	17.47	9/19/2012	—		—	—	—
	150,000	50,000	(4)	—	19.20	12/13/2012	—		—	—	—
	—	—		—	—	—	25,000	(16)	285,000	—	—
	—	—		—	—	—	12,500	(5)	142,500	—	—
	—	—		—	—	—	93,750	(13)	1,068,750	—	—
	—	—		—	—	—	75,000	(12)	855,000	150,000	1,710,000

(1)	Unless otherwise indicated, stock awards consist only of performance shares (also called “restricted stock units”), which will be converted into Applied common stock on a one-to-one basis upon vesting.
(2)	The market value of stock awards was determined by multiplying the number of unvested or unearned shares by the closing price of Applied common stock of $11.40 on October 24, 2008, the last trading day of fiscal 2008, as reported on the Nasdaq Global Select Market.
(3)	All stock awards identified in this column were subject to the achievement of specific performance goals that related to annual operating profit (also referred to as controllable profit). For fiscal 2008, Applied’s operating profit performance resulted in 70% of the awards becoming eligible to vest. The first 25% of the eligible awards vested on December 19, 2008 and the remaining 75% of the eligible awards are scheduled to vest in three equal, annual installments beginning December 19, 2009 (subject to the named executive officers’ continued employment with Applied through each applicable vesting date). The 30% of the awards that did not become eligible to vest may be earned depending on Applied’s performance in any of the next three fiscal years.
(4)	The option was granted on December 13, 2005. Assuming continued employment with Applied, the shares are scheduled to become exercisable on August 31, 2009.
(5)	The performance shares were granted on December 13, 2005. Assuming continued employment with Applied, the shares are scheduled to vest on August 31, 2009.
(6)	The performance shares were granted on January 25, 2007. Of these, 87,500 shares vested on December 19, 2008. Assuming continued employment with Applied, 87,500 shares are scheduled to vest on December 19 of each of 2009 and 2010.
(7)	Consists of restricted stock that was granted on January 25, 2007. Of these, 37,500 shares vested on December 19, 2008. Assuming continued employment with Applied, 37,500 shares are scheduled to vest on December 19 of each of 2009 and 2010.
(8)	Amount consists of 350,000 performance shares and 100,000 restricted stock.
(9)	The performance shares were granted on January 25, 2007. Of these, 37,500 shares vested on December 19, 2008. Assuming continued employment with Applied, 37,500 shares are scheduled to vest on December 19 of each of 2009 and 2010.
(10)	The option was granted on December 1, 2005. Assuming continued employment with Applied, the shares are scheduled to become exercisable on August 31, 2009.
(11)	The performance shares were granted on December 1, 2005. Assuming continued employment with Applied, the shares are scheduled to vest on August 31, 2009.
(12)	The performance shares were granted on January 25, 2007. Of these, 25,000 shares vested on December 19, 2008. Assuming continued employment with Applied, 25,000 shares are scheduled to vest on December 19 of each of 2009 and 2010.
(13)	The performance shares were granted on January 25, 2007. Of these, 31,250 shares vested on December 19, 2008. Assuming continued employment with Applied, 31,250 shares are scheduled to vest on December 19 of each of 2009 and 2010.
(14)	The performance shares were granted on January 24, 2006. Assuming continued employment with Applied, the shares are scheduled to vest on August 31, 2009.
(15)	The option was granted on September 19, 2005. Assuming continued employment with Applied, the shares are scheduled to become exercisable on September 19, 2009.
(16)	The performance shares were granted on September 19, 2005. Assuming continued employment with Applied, the shares are scheduled to vest on July 15, 2009.

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2008, which ended on October 26, 2008.

Option Exercises and Stock Vested For Fiscal 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Michael R. Splinter	—	—	137,500	2,422,375
Franz Janker	210,000	460,677	90,000	1,588,050
George S. Davis	50,000	40,725	52,000	915,340
Manfred Kerschbaum	110,000	312,295	66,250	1,168,638
Mark R. Pinto	—	—	62,500	1,101,438
Thomas St. Dennis	—	—	93,750	1,665,188

(1)	The value realized equals the difference between the option exercise price and the fair market value of Applied common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.
(2)	Of the amounts shown in this column, Applied withheld the following number of shares to cover tax withholding obligations: 61,658 shares for Mr. Splinter; 39,677 shares for Mr. Janker; 20,069 shares for Mr. Davis; 30,311 shares for Mr. Kerschbaum; 27,681 shares for Dr. Pinto; and 39,142 shares for Mr. St. Dennis.
(3)	The value realized equals the fair market value of Applied common stock on the vesting date, multiplied by the number of shares that vested, except for the value realized by Mr. Splinter upon the vesting of 37,500 shares of restricted stock, which equals the difference between $0.01, the per share price of the restricted stock, and the fair market value of Applied common stock on the vesting date, multiplied by the number of shares that vested.

Pension Benefits

None of the named executive officers, except for Mr. Kerschbaum, had any accumulated pension benefits as of the end of fiscal 2008 under any of Applied’s defined pension plans. Applied provides defined benefit pension plans only to employees located in certain of its offices outside of the United States. Mr. Kerschbaum worked at Applied’s subsidiary, Applied Materials GmbH, in Germany from 1983 to 1997 and was a participant in the pension plan that is available to employees of that subsidiary. Mr. Kerschbaum has not been a participant in this plan since his transfer in 1997 to Applied’s corporate offices in the United States.

The following table shows certain information regarding pension benefits for Mr. Kerschbaum for fiscal 2008:

Pension Benefits for Fiscal 2008

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefits ($)		Payments During Last Fiscal Year ($)
Michael R. Splinter	—	—		—		—
Franz Janker	—	—		—		—
George S. Davis	—	—		—		—
Manfred Kerschbaum	Versorgungsplan für die Mitarbeiter der Applied Materials GmbH(1)	16.25	(2)	620,194	(3)	0
Mark R. Pinto	—	—		—		—
Thomas St. Dennis	—	—		—		—

(1)	Pension plan maintained by Applied Materials GmbH, an Applied subsidiary in Germany. This plan is referred to as the “Pension Plan.”
(2)	Pursuant to agreements with Applied Materials GmbH, Mr. Kerschbaum was credited with an additional 2.67 years of service.
(3)	Amount shown does not reflect the balance of Mr. Kerschbaum’s accumulated benefits under the Pension Plan. Instead, the amount shown is the actuarial present value of Mr. Kerschbaum’s accumulated benefits, computed as of the Pension Plan’s measurement date used for financial reporting purposes with respect to Applied’s audited financial statements for fiscal 2008.

Applied Materials GmbH, an Applied subsidiary in Germany, maintains a defined pension plan, the Versorgungsplan für die Mitarbeiter der Applied Materials GmbH (the “Pension Plan”), for eligible employees in Germany. The Pension Plan, adopted in 1990 and amended in 2000, generally allows all regular full-time employees with uninterrupted service periods of at least six months to become participants and to be eligible to receive pension benefits in the form of monthly payments generally beginning at age 60. For those participants, including Mr. Kerschbaum, who accumulated pension benefits before the Pension Plan was amended in 2000, pension benefits are generally payable beginning at age 65.

Benefits are calculated using a formula set forth in the Pension Plan. For Mr. Kerschbaum’s pension benefits, this formula is based on (a) 0.4% multiplied by years of credited service multiplied by average earnings of the last three years of participation up to the maximum amount of earnings on which social security taxes are payable each year in Germany, plus (b) 1.5% multiplied by years of credited service multiplied by average earnings of the last three years of participation up to the maximum amount of earnings on which social security taxes are payable each year in Germany.

Benefits accumulated under the Pension Plan vest only after the participant has completed at least 10 years of service. As of the end of fiscal 2008, Mr. Kerschbaum had annual vested benefits valued at approximately $69,679. Such amount generally will be payable in monthly installments to Mr. Kerschbaum for his lifetime beginning at 65, the normal retirement age specified in the Pension Plan for participants, including Mr. Kerschbaum, who accumulated pension benefits under the Plan before it was amended in 2000.

The Pension Plan also allows for a distribution of benefits in the event of disability, early retirement and death. With respect to early retirement, Mr. Kerschbaum’s annual vested benefit would be reduced by 6% for each year between the age of early retirement and age 65, the normal retirement age. In the event of a participant’s death, pension benefits are payable to the surviving spouse or children, subject to the terms of the Pension Plan. Upon distribution, benefits are adjusted every three years for cost of living.

Non-Qualified Deferred Compensation

Applied maintains two non-qualified deferred compensation plans, the Applied Materials, Inc. 2005 Executive Deferred Compensation Plan (the “2005 EDCP”) and the Applied Materials, Inc. Executive Deferred Compensation Plan (the “Predecessor Plan”) (together, the “Deferred Compensation Plans”). The 2005 EDCP allows eligible employees, including executive officers, to voluntarily defer receipt of all or a portion of their: (1) eligible sign-on bonus payments, if any, (2) base salaries above a specified amount, (3) eligible annual bonus payments, if any, and (4) eligible severance payments, if any. The Predecessor Plan allowed eligible employees, including executive officers, to voluntarily elect to defer receipt of all or a portion of their base salaries above a specified amount and/or their eligible annual bonus payments, if any. The Predecessor Plan was frozen effective December 31, 2004 with the result that no new compensation deferrals could be made under that plan after that date.

The amounts deferred under the Deferred Compensation Plans are credited with deemed interest in the sum of (a) the yield-to-maturity of five-year U.S. Treasury notes, plus (b) 1.50%. The deferred amounts, plus deemed interest thereon, are generally payable on the date or dates selected by the participants or specified under the terms of the Deferred Compensation Plans. Applied does not make any matching or other employer contributions to the Deferred Compensation Plans. The 2005 EDCP is discussed further under the section entitled “Compensation Discussion and Analysis — Deferred Compensation Plans” above.

The following table shows certain information for the named executive officers under the Deferred Compensation Plans.

Non-Qualified Deferred Compensation

For Fiscal 2008

Name	Executive Contributions in Last Fiscal Year ($)(1)		Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Michael R. Splinter	—		—	—	—	—
Franz Janker	—		—	157,948	6,151	3,271,897
George S. Davis	177,308	(3)	—	28,529	3,558	767,306
Manfred Kerschbaum	—		—	28,031	2,261,726	158,562
Mark R. Pinto	—		—	—	—	—
Thomas St. Dennis	175,000	(4)	—	29,241	33,118	790,771

(1)	All contributions were made under the 2005 EDCP.
(2)	The above-market or preferential earnings portion of these amounts are reported in the Summary Compensation Table under the column entitled “Change in Pension Value and Non-Qualified Deferred Compensation Earnings.”
(3)	Consists of $77,308 of the salary and $100,000 of the bonus payment reported in the Summary Compensation Table under the columns entitled “Salary” and “Non-Equity Incentive Plan Compensation,” respectively.
(4)	Consists of $175,000 of the bonus payment reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

Employment Contract

Employment Contract.    As an inducement to join Applied as its President and Chief Executive Officer, on April 21, 2003, Applied entered into an agreement with Michael R. Splinter that provided for the following in Mr. Splinter’s first year of employment: a base salary of $900,000; a target bonus of 175% of the base salary based on the achievement of certain performance measures; an option to purchase 1,200,000 shares; and 300,000 shares of restricted stock priced at $0.01 per share. For the years after fiscal 2003, Mr. Splinter’s base salary is subject to annual review, and his bonus, if any, is based on the achievement of performance measures determined by the Human Resources and Compensation Committee of the Board at the beginning of each fiscal year and under the terms of the Senior Executive Bonus Plan. The agreement also provided for certain relocation benefits under Applied’s relocation policy.

Potential Payments Upon Termination of Employment.    Under Mr. Splinter’s employment agreement, he will receive certain compensation in the event Applied terminates his employment without cause. Specifically, Mr. Splinter’s employment agreement was amended and restated on December 8, 2008 to provide that in that event, Mr. Splinter would be entitled to receive a lump sum payment equal to 275% of his then current annual base salary. This amendment was made to enable Applied to preserve the deductibility under Section 162(m) of the Internal Revenue Code of any bonuses that may be awarded to Mr. Splinter under the Senior Executive Bonus Plan. Prior to the amendment, Mr. Splinter’s employment agreement provided that if he was terminated without cause, he would have been entitled to receive a lump sum payment equal to his then current annual base salary and 100% of his target bonus for the year of the termination.

Mr. Splinter’s employment agreement also provides that if he is terminated without cause, any stock options that otherwise would have vested in the 12 months following his termination of employment would instead vest on the date of his termination. In the event of termination, Mr. Splinter would resign from the Board, unless requested otherwise. The terms of Mr. Splinter’s employment agreement were originally reviewed and approved by the Board and the recent amendment and restatement were reviewed and approved by the Board’s Human Resources and Compensation Committee.

If Applied had terminated Mr. Splinter’s employment without cause on October 24, 2008, the last business day of Applied’s fiscal 2008, Mr. Splinter would have received the following severance benefits under his then current employment agreement: (a) a lump sum payment of $2,695,000, consisting of a combination of his annual base salary for fiscal 2008 of $980,000 and 100% of his target bonus for fiscal 2008 of $1,715,000, and (b) acceleration of the vesting of a stock option to purchase 225,000 shares of common stock. Based on the difference between the exercise price of $19.20 for this option and $11.40, the closing price of Applied common stock on October 24, 2008, these options would have been “out of the money” and without value as of such date.

None of the other named executive officers has an employment or severance agreement with Applied.

Policies and Procedures with Respect to Related Person Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related person transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Applied’s preference to avoid related person transactions.

Applied’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related person transactions for which such approval is required under applicable law, including SEC rules and Nasdaq listing standards. Current SEC rules define a related person transaction to include any transaction, arrangement or relationship in which Applied is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of Applied;

•	any person who is known to be the beneficial owner of more than 5% of Applied’s common stock;

•

any person who is an immediate family member (as defined under Item 404 of SEC Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of Applied’s common stock;

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Applied’s Standards of Business Conduct. Under the Standards of Business Conduct, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or appear to cause a conflict of interest. Applied’s Corporate Governance Guidelines require a director to promptly disclose to the Board any potential or actual conflict of interest involving him or her. Under the Guidelines, the Board will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related person transactions will be disclosed in Applied’s applicable filings with the SEC as required under SEC rules.

Certain Relationships and Related Transactions

None.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Applied’s directors and executive officers, and holders of more than 10% of Applied common stock, to file with the SEC reports about their ownership of common stock and other equity securities of Applied. Such directors, officers and 10% stockholders are required by SEC regulations to furnish Applied with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, and written representations from certain of the reporting persons stating that they were not required to file these forms, we believe that during fiscal 2008, all Section 16(a) filing requirements were satisfied on a timely basis.

No Incorporation by Reference

In Applied’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Human Resources and Compensation Committee Report” contained in this Proxy Statement are not incorporated by reference into any other filings with the SEC, except to the extent we specifically incorporate either report by reference into a filing. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

Stockholder Proposals—2010 Annual Meeting

Stockholders may present proposals for action at a future meeting if they comply with SEC rules and Applied’s Bylaws. If you would like us to consider including a proposal in our proxy statement next year, it must be received at our offices on or before October     , 2009. If you intend to submit a proposal at the 2010 Annual Meeting of Stockholders but do not intend to include the proposal in our proxy statement for that meeting, you must provide appropriate notice to us no earlier than November 25, 2009 and no later than December 28, 2009. Our Bylaws contain specific requirements regarding a stockholder’s ability to nominate a director or to submit a proposal for consideration at an upcoming meeting. If you would like a copy of the requirements contained in our Bylaws, please contact: Joseph J. Sweeney, Secretary, Applied Materials, Inc., 2881 Scott Boulevard, P.O. Box 58039, M/S 2064, Santa Clara, California 95052-8039.

YOU MAY OBTAIN A COPY OF APPLIED’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 26, 2008 WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO APPLIED MATERIALS, INC., 3050 BOWERS AVENUE, P.O. BOX 58039, M/S 2038, SANTA CLARA, CALIFORNIA 95052-8039, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT www.appliedmaterials.com.

By Order of the Board of Directors

Santa Clara, California

January     , 2009

Appendix A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

The undersigned, Michael R. Splinter and Joseph J. Sweeney, hereby certify that:

1.	They are the President and Chief Executive Officer, and Secretary, respectively, of Applied Materials, Inc., a Delaware corporation.

2.	The Certificate of Incorporation, as amended, of this corporation hereby is amended by deleting Article NINTH thereof in its entirety.

3.	The Certificate of Incorporation, as amended, of this corporation hereby is further amended by renumbering Articles TENTH and ELEVENTH as Articles NINTH and TENTH, respectively.

4.	The Certificate of Incorporation, as amended, of this corporation hereby is further amended by deleting Article TWELFTH thereof in its entirety and adding a new Article ELEVENTH to such Certificate, to read in its entirety as follows:

ELEVENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in this Certificate of Incorporation, including this Article ELEVENTH, may not be amended or repealed in any respect unless such amendment or repeal is approved by the affirmative vote of not less than a majority of the total voting power of all outstanding shares of stock in this corporation entitled to vote thereon.

5.	The foregoing amendments of the Certificate of Incorporation were duly adopted by the Board of Directors of this corporation on December 8, 2008 and by the stockholders of this corporation on ______________, 2009, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this corporation has caused this Certificate to be executed by its duly authorized officers this ___ day of _______ 2009.

APPLIED MATERIALS, INC.

By:
Michael R. Splinter President and Chief Executive Officer

Attest:
Joseph J. Sweeney Secretary

A-1

Directions to Applied Materials Bowers Campus

3050 Bowers Avenue, Building 1, Santa Clara, California 95054

DIRECTIONS FROM HIGHWAY 101:

•	Exit onto Bowers Avenue/Great America Parkway.
•	Proceed to Bowers Avenue.
•	Cross Scott Boulevard.
•	Applied Materials Bowers Campus is on your right.
•	Turn RIGHT into the 2nd driveway between Buildings 1 and 2.
•	Proceed between Buildings 1 and 2 to the covered parking lot.
•	The entrance to Building 1 is located to the left of the parking lot.

DIRECTIONS FROM INTERSTATE 280:

•	Exit onto Lawrence Expressway/Stevens Creek Boulevard.
•	Proceed to Lawrence Expressway North. Continue for approximately 4 miles.
•	Turn RIGHT onto Arques Avenue.
•	Proceed on Arques Avenue, which becomes Scott Boulevard.
•	Turn RIGHT onto Bowers Avenue.
•	Applied Materials Bowers Campus is on your right.
•	Turn RIGHT into the 2nd driveway between Buildings 1 and 2.
•	Proceed between Buildings 1 and 2 to the covered parking lot.
•	The entrance to Building 1 is located to the left of the parking lot.

APPLIED MATERIALS, INC. 2881 SCOTT BLVD. P.O. BOX 58039, M/S 2064 SANTA CLARA, CA 95052-8039

YOU CAN VOTE OVER THE INTERNET OR BY TELEPHONE QUICK • EASY • CONVENIENT

AVAILABLE 24 HOURS A DAY ? 7 DAYS A WEEK

APPLIED MATERIALS, INC. encourages you to take advantage of convenient ways to vote. If voting by proxy, you may vote over the Internet, by telephone or by mail. Your Internet or telephone vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned your proxy card. To vote over the Internet, by telephone or by mail, please read the 2009 Proxy Statement and then follow these easy steps:

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 9, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Applied Materials, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically over the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 9, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to APPLIED MATERIALS, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

APPMA1

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

APPLIED MATERIALS, INC.

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Election of Directors - Proposal 1

1. To elect eleven directors to serve for a one-year term and until their successors have been elected and qualified.

The Board recommends a vote FOR each of the following nominees:

01) Aart J. de Geus 02) Stephen R. Forrest 03) Philip V. Gerdine 04) Thomas J. Iannotti 05) Alexander A. Karsner 06) Charles Y.S. Liu 07) Gerhard H. Parker 08) Dennis D. Powell 09) Willem P. Roelandts 10) James E. Rogers 11) Michael R. Splinter

Approval of Amendments to the Certificate of Incorporation - Proposal 2

2.To approve amendments to the Certificate of Incorporation to eliminate supermajority voting provisions. The Board recommends a vote FOR Proposal 2.

For Against Abstain

Ratification of the Appointment of the Independent Registered Public Accounting Firm - Proposal 3

3.To ratify the appointment of KPMG LLP as Applied Materials’ independent registered public accounting firm for fiscal year 2009

The Board recommends a vote FOR Proposal 3.

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please indicate if you plan to attend this meeting.

Yes No For Against Abstain

signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on March 10, 2009: Applied Materials’ Proxy Statement, and Annual Report to Stockholders and Form 10-K for fiscal year 2008 are available electronically at www.proxyvote.com.

APPLIED MATERIALS, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MARCH 10, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael R. Splinter and Joseph J. Sweeney, or either of them, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Applied Materials, Inc. to be held on Tuesday, March 10, 2009, at 11:00 a.m. Pacific Time, and at any adjournment or postponement thereof, andto vote the number of shares the undersigned would be entitled to vote if personally present on the items set forth on the reverse side and, in their discretion, upon such other business as may properly come before such meeting and any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE ELEVEN NOMINEES FOR ELECTION AS DIRECTORS (PROPOSAL 1), FOR THE APPROVAL OF AMENDMENTS TO THE CERTIFICATE OF INCORPORATION (PROPOSAL 2) AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 3).

Dear Stockholder:

On the reverse side of this card are instructions on how to vote for the election of directors (Proposal 1), for approval of amendments to the Certificate of Incorporation (Proposal 2) and for the ratification of the appointment of the independent registered public accounting firm (Proposal 3) over the Internet or by telephone. Please consider voting over the Internet or by telephone. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient.

Thank you for your attention to these matters.

Applied Materials, Inc.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

If you vote over the Internet or by telephone, DO NOT mail back the proxy card. THANK YOU FOR VOTING!

(Continued and to be signed on the other side)

APPMA2